Exhibit 99.1

Unaudited pro forma financial information

We derived the unaudited pro forma financial data set forth below by the application of the pro forma adjustments to the historical consolidated financial statements included elsewhere in this offering memorandum.

The unaudited pro forma balance sheet as of September 27, 2009 gives pro forma effect to the Transactions as if the Transactions occurred on September 27, 2009.

The unaudited pro forma statements of operations for the year ended December 31, 2008 and the nine months ended September 28, 2008 and September 27, 2009 give pro forma effect to the Transactions and the Partnership Agreement Amendment as if they had each occurred on January 1, 2008. The unaudited pro forma statement of operations for the LTM Period has been prepared by adding the pro forma statement of operations for the year ended December 31, 2008 to the pro forma statement of operations for the nine months ended September 27, 2009 and subtracting the pro forma statement of operations for the nine months ended September 28, 2008.

The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what our results of operations would actually have been if they had occurred on the date indicated nor do they purport to project our results of operations for any future period.

You should read our unaudited pro forma financial information and the accompanying notes in conjunction with all of the historical financial statements and related notes included in this offering memorandum and other financial information appearing elsewhere in this offering memorandum, including information contained in “Risk factors,” “Selected historical financial data” and “Management’s discussion and analysis of financial condition and results of operations.”

Universal City Development Partners, Ltd. and subsidiaries
Pro Forma consolidated balance sheet as of September 27, 2009
(in thousands)

	Historical	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$81,538	$(8,464	)(1)	$73,074
Accounts receivable, net	25,607			25,607
Receivables from related parties	2,154			2,154
Inventories, net	43,402			43,402
Prepaid expenses and other assets	14,477			14,477
Deferred finance costs, net	4,779	(4,779	)(2)	—
Assets held for sale	17,637			17,637

Total current assets	189,594	(13,243)		176,351
Property and equipment, at cost:
Land and land improvements	478,418			478,418
Buildings and building improvements	1,405,507			1,405,507
Equipment, fixtures and furniture	1,147,633			1,147,633
Construction in process	183,854			183,854

Total property and equipment, at cost:	3,215,412	—		3,215,412
Less accumulated depreciation	(1,497,903)			(1,497,903)

Property and equipment, net	1,717,509	—		1,717,509
Other assets:
Investments in unconsolidated entities	11,000			11,000
Intangible assets, net	51,593			51,593
Deferred finance costs, net	—	41,589	(2)	41,589
Other assets	7,761			7,761

Total other assets	70,354	41,589		111,943

Total assets	$1,977,457	$28,346		$2,005,803

Universal City Development Partners, Ltd. and subsidiaries
Pro forma consolidated balance sheet as of September 27, 2009—(continued)
(in thousands)

	Historical	Adjustments		Pro Forma

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$141,089			$141,089
Unearned revenue	51,633			51,633
Due to related parties	11,484			11,484
Interest rate swap liability, at fair market value	1,495			1,495
Current portion of capital lease and financing obligations	4,321			4,321
Current portion of long-term borrowings	1,008,584	(1,008,584	)(3)	—

Total current liabilities	1,218,606	(1,008,584)		210,022
Long-term liabilities:
Long-term borrowings	—	1,512,500	(3)	1,512,500
Capital lease and financing obligations, net of current portion	25,405			25,405
Deferred special fees payable to affiliates	94,204	(94,204	)(4)	—
Interest rate swap liability, at fair market value	—			—
Other	7,139			7,139

Total long-term liabilities	126,748	1,418,296		1,545,044
Equity:
Partners’ equity:
Vivendi Universal Entertainment	313,251	(190,683	)(5)	122,568
Blackstone	313,251	(190,683	)(5)	122,568
Accumulated other comprehensive loss	(512)			(512)

Total Partners’ equity	625,990	(381,366)		244,624
Noncontrolling interest in UCRP	6,113			6,113

Total equity	632,103	(381,366)		250,737

Total liabilities and equity	$1,977,457	$28,346		$2,005,803

Universal City Development Partners, Ltd. and subsidiaries
Pro forma consolidated statement of operations
For the year ended December 31, 2008
(In thousands)

	Historical	Adjustments (6)	Pro forma

Operating revenues:
Theme park passes	$455,935		$455,935
Theme park food and beverage	112,270		112,270
Theme park merchandise	99,634		99,634
Other theme park related	104,380		104,380
Other	151,133		151,133

Total operating revenues	923,352	—	923,352

Costs and operating expenses:
Theme park operations	184,371		184,371
Theme park selling, general and administrative	153,205		153,205
Theme park cost of products sold	113,536		113,536
Special fee payable to Vivendi Universal Entertainment and consultant fee	58,305	1,934 (7)	60,239
Depreciation and amortization	111,130		111,130
Other	122,374		122,374

Total costs and operating expenses	742,921	1,934	744,855

Operating income	180,431	(1,934)	178,497

Other expense (income):
Interest expense	102,669	35,578 (8)	138,247
Interest income	(2,654)		(2,654)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200		5,200
(Income) loss from investments in unconsolidated entities	(2,673)		(2,673)

Total other expense, net	102,542	35,578	138,120

Net income (loss)	77,889	(37,512)	40,377
Less: net income attributable to the noncontrolling interest in UCRP	2,149		2,149

Net income (loss) attributable to the Partners(9)	$75,740	$(37,512)	$38,228

Universal City Development Partners, Ltd. and subsidiaries
Pro forma consolidated statement of operations
For the nine months ended September 27, 2009
(In thousands)

	Historical	Adjustments	Pro forma

Operating revenues:
Theme park passes	$311,072		$311,072
Theme park food and beverage	72,357		72,357
Theme park merchandise	63,664		63,664
Other theme park related	63,841		63,841
Other	93,172		93,172

Total operating revenues	604,106	—	604,106

Costs and operating expenses:
Theme park operations	127,244		127,244
Theme park selling, general and administrative	92,865		92,865
Theme park cost of products sold	70,017		70,017
Special fee payable to Vivendi Universal Entertainment and consultant fee	38,568	1,278 (7)	39,846
Depreciation and amortization	79,015		79,015
Other	77,209		77,209

Total costs and operating expenses	484,918	1,278	486,196

Operating income	119,188	(1,278)	117,910

Other expense (income):
Interest expense	77,239	27,281 (8)	104,520
Interest income	(158)		(158)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(4,217)		(4,217)
(Income) loss from investments in unconsolidated entities	(1,601)		(1,601)

Total other expense, net	71,263	27,281	98,544

Net income (loss)	47,925	(28,559)	19,366
Less: net income attributable to the noncontrolling interest in UCRP	1,409		1,409

Net income (loss) attributable to the Partners(9)	$46,516	$(28,559)	$17,957

Universal City Development Partners, Ltd. and subsidiaries
Pro forma consolidated statement of operations
For the nine months ended September 28, 2008
(In thousands)

	Historical	Adjustments(6)	Pro forma

Operating revenues:
Theme park passes	$348,846		$348,846
Theme park food and beverage	88,165		88,165
Theme park merchandise	79,499		79,499
Other theme park related	80,242		80,242
Other	114,738		114,738

Total operating revenues	711,490	—	711,490

Costs and operating expenses:
Theme park operations	135,266		135,266
Theme park selling, general and administrative	122,370		122,370
Theme park cost of products sold	88,526		88,526
Special fee payable to Vivendi Universal Entertainment and consultant fee	45,107	1,499 (7)	46,606
Depreciation and amortization	83,861		83,861
Other	95,773		95,773

Total costs and operating expenses	570,903	1,499	572,402

Operating income	140,587	(1,499)	139,088

Other expense (income):
Interest expense	75,797	28,083 (8)	103,880
Interest income	(2,520)		(2,520)
(Income) loss from investments in unconsolidated entities	(2,816)		(2,816)

Total other expense, net	70,461	28,083	98,544

Net income (loss)	70,126	(29,582)	40,544
Less: net income attributable to the noncontrolling interest in UCRP	1,882		1,882

Net income (loss) attributable to the Partners	$68,244	$(29,582)	$38,662

Universal City Development Partners, Ltd. and subsidiaries
Pro forma consolidated statement of operations
For the LTM Period
(In thousands)

	Twelve months ended December 31, 2008 pro forma	Add nine months ended September 27, 2009 pro forma	(Deduct) Nine months ended September 28, 2008 pro forma	LTM period pro forma

Operating revenues:
Theme park passes	$455,935	$311,072	$(348,846)	$418,161
Theme park food and beverage	112,270	72,357	(88,165)	96,462
Theme park merchandise	99,634	63,664	(79,499)	83,799
Other theme park related	104,380	63,841	(80,242)	87,979
Other	151,133	93,172	(114,738)	129,567

Total operating revenues	923,352	604,106	(711,490)	815,968

Costs and operating expenses:
Theme park operations	184,371	127,244	(135,266)	176,349
Theme park selling, general and administrative	153,205	92,865	(122,370)	123,700
Theme park cost of products sold	113,536	70,017	(88,526)	95,027
Special fee payable to Vivendi Universal Entertainment and consultant fee	60,239	39,846	(46,606)	53,479
Depreciation and amortization	111,130	79,015	(83,861)	106,284
Other	122,374	77,209	(95,773)	103,810

Total costs and operating expenses	744,855	486,196	(572,402)	658,649

Operating income	178,497	117,910	(139,088)	157,319

Other expense (income):
Interest expense	138,247	104,520	(103,880)	138,887
Interest income	(2,654)	(158)	2,520	(292)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	5,200	(4,217)	—	983
(Income) loss from investments in unconsolidated entities	(2,673)	(1,601)	2,816	(1,458)

Total other expense, net	138,120	98,544	(98,544)	138,120

Net income (loss)	40,377	19,366	(40,544)	19,199
Less: net income attributable to the noncontrolling interest in UCRP	2,149	1,409	(1,882)	1,676

Net income (loss) attributable to the Partners(9)	$38,228	$17,957	$(38,662)	$17,523

1)
Reflects the net cash used in the Transactions. Such use of cash represents $1,512.5 million of combined proceeds from the term loan under the new senior secured credit facilities and the issuance of the senior notes and the senior subordinated notes offered hereby, less $1,009.0 million in connection with the renewal of the existing senior secured credit facilities and the repurchase of the April 2010 notes. Additionally, the adjustment reflects distributions of $356.9 million to Holdings and payments of $94.2 million to Holdings to settle the deferred special fees payable to affiliates, the combination of which will fund Holdings’ repurchase of the May 2010 notes (including premiums due). Finally, the adjustment also reflects $60.8 million in payments of professional and advisory fees and other fees associated with the term loan under the new senior secured credit facilities and the issuance of the senior notes and the senior subordinated notes offered hereby. Of this amount, approximately $38.0 million will be capitalized as deferred finance costs while the remaining $22.8 million will be expensed as non-recurring fees (which are not included in our pro forma statements of operations). See footnote 3 below for a description of the impact of original issue discount on our use of cash.

(2)
Represents the capitalization of $38.0 million of deferred finance costs associated with the term loan under the new senior secured credit facilities and the issuance of the senior notes and the senior subordinated notes offered hereby. Additionally, the adjustment contains the removal of $1.2 million in existing deferred finance costs associated with the April 2010 notes.

(3)
Represents the recording of $1,525.0 million in combined gross maturities less a combined aggregate original issue discount of $12.5 million related to the term loan under the new senior secured credit facilities and the issuance of the senior notes and the senior subordinated notes offered hereby (such original issue discount amount assumes a 2.0% discount on the senior notes offered hereby and a 2.0% discount on the senior subordinated notes offered hereby; a 1.0% change in the assumed original issue discount would result in a $4.0 million and a $2.3 million change in the original issue discount attributable to the senior notes offered hereby and the senior subordinated notes offered hereby, respectively). If the actual original issue discount exceeds the amounts assumed herein, we will use cash on hand to fund any shortfall. Additionally, the adjustment contains the impact of the extinguishment of $1,009.0 million in long-term borrowings under the existing senior secured credit facilities and the April 2010 notes in addition to the removal of $0.4 million of unamortized discounts on the April 2010 notes which would be recognized as interest expense.

(4)	Represents the removal of the deferred special fees payable to affiliates resulting from the $94.2 million payment to Holdings in respect of such amount.

(5)
Represents the Partners’ proportionate share of the impacts resulting from the $356.9 million of total distributions made to Holdings in addition to $1.2 million and $0.4 million in incremental interest expense related to a) the removal of deferred finance costs on the April 2010 notes and b) the recognition of the unamortized discount on the April 2010 notes, respectively. This adjustment also includes the impact to Partners equity resulting from the payment of $22.8 million of certain non-capitalizable professional and advisory fees associated with the renewal of the Term Loan and the tender offer of the April 2010 Notes.

(6)
Approximately $60.8 million in professional and advisory fees and other fees will be incurred as a direct result of the term loan under the new senior secured credit facilities and the issuance of the senior notes and the senior subordinated notes offered hereby. This includes fees for professional and advisory services to our financial, legal and accounting advisors. It also includes fees totaling $3.6 million paid to holders of the May 2010 notes and April 2010 notes. Approximately $22.8 million of such professional and advisory fees will be expensed as non-recurring fees and has not been included in the pro forma statements of operations. The remainder of such fees will be capitalized as deferred finance costs.

(7)
Represents incremental special fee payable to Vivendi Universal Entertainment resulting from the amendment of UCDP’s partnership agreement. This amendment, which was announced on October 20, 2009, and will become effective upon the satisfaction of certain conditions, including the consent of the requisite lenders under UCDP’s existing senior secured credit facilities, increased the applicable rate used to calculate the special fee payable to Vivendi Universal Entertainment through June 2017 from 5.0% to 5.25% of certain revenue, as defined.

(8)
Represents an adjustment to interest expense (including amortization of deferred finance costs and original issue discounts) assuming the Transactions occurred at January 1, 2008. Specifically, the adjustment includes adjustments to record (a) the interest expense relating to the notes offered hereby and the term loan under the new senior secured credit facilities, (b) the elimination of the amortization of deferred finance costs and (c) the elimination of historical interest expense. The following table sets forth the calculation of the interest expense adjustments:

	Year ended December 31, 2008	Nine months ended September 27, 2009	Nine months ended September 28, 2008
Senior Notes offered hereby	$37,833	$28,375	$28,375
Senior Subordinated Notes offered hereby	25,674	19,256	19,256
New Term Loan offered as part of the Transaction	60,636	45,107	45,525
New deferred finance cost amortization	7,796	5,849	5,849
Debt repaid	(89,546)	(67,227)	(65,307)
Removal of existing deferred finance cost amortization	(2,456)	(1,842)	(1,842)
Removal of interest on deferred special fee payable to affiliates	(4,359)	(2,237)	(3,773)

Total	$35,578	$27,281	$28,083

Exclusive of the impact of any discounts, the interest rate on the senior notes and senior subordinated notes offered hereby is assumed to be 9.125% and 11.125%, respectively. The interest rate on the term loan under the new senior secured credit facilities is assumed to be 6.75% (based on a LIBOR floor of 2.5% plus 4.25%). The commitment fee on the unutilized portion of the revolving credit facility is assumed to be 1.00%. None of the $75.0 million revolving credit facility is assumed to be utilized in the pro forma statements.

A 0.125% change in the assumed interest rate on the senior notes offered hereby would result in a change in interest expense of $500,000 for the twelve months ended December 31, 2008 and September 27, 2009 and $375,000 for the nine months ended September 27, 2009 and September 28, 2008. A 0.125% change in the assumed interest rate on the senior subordinated notes offered hereby would result in a change in interest expense of $281,250 for the twelve months ended December 31, 2008 and September 27, 2009 and $210,938 for the nine months ended September 27, 2009 and September 28, 2008. As of the date of the Transactions, it is assumed that LIBOR will be below the floor assumed to be provided under the new term loan. Accordingly, a 0.125% change in LIBOR would not result in a change in the interest rate on the variable rate borrowings under the new term loan.

Certain relationships and related transactions, and director independence

Vivendi Universal Entertainment’s special fee

Under our partnership agreement, a “special fee” is payable to Vivendi Universal Entertainment through Universal CPM. The special fee has historically been calculated at 5% of certain gross operating revenues, as defined in UCDP’s partnership agreement, generated from each of Universal Studios Florida and Universal’s Islands of Adventure. An Amendment to our partnership agreement, which was announced on October 20, 2009, and will become effective upon the satisfaction of certain conditions, including the consent of the requisite lender under UCDP’s existing senior secured credit facilities, increased the applicable rate used to calculate the special fee through June 2017 from 5.0% to 5.25% of certain gross operating revenues, as defined. During the nine months ended September 27, 2009 and September 28, 2008, the special fee amounted to $25.6 million and $29.9 million, respectively. For 2008, 2007 and 2006, the special fee amounted to $38.7 million, $38.4 million and $35.3 million, respectively. During the nine months ended September 27, 2009 and September 28, 2008, the interest incurred on the special fee payable to Vivendi Universal Entertainment and affiliates, including both the current and long term portions, was $2.4 million and $4.2 million, respectively. For 2008, 2007 and 2006, the interest incurred on the special fee payable to an affiliate of Vivendi Universal Entertainment, including the long term portion, was $4.9 million, $7.5 million and $7.2 million, respectively.

Under our new senior secured credit agreement and the indentures governing the notes, the special fee related to both Universal Studios Florida and Universal’s Islands of Adventure can only be paid upon achievement of certain but different leverage ratios. The corresponding ratios under our existing senior secured credit agreement were met as of our fiscal quarter end dates throughout the period from 2006 to 2008 and at March 29, 2009, June 28, 2009 and September 27, 2009. During December 2004, Holdings used $70.0 million of the proceeds from the issuance of the May 2010 notes to purchase from Vivendi Universal Entertainment its right to receive from us the most recently accrued $70.0 million of deferred special fees relating to Universal’s Islands of Adventure. Pursuant to certain subordination agreements, the special fee may not be paid if there is an event of default (or to the knowledge of our officers a default) under our new senior secured credit facilities or the notes.

During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, we paid total fees of $24.8 million, $28.1 million, $39.3 million, $38.5 million and $35.9 million, respectively, to Vivendi Universal Entertainment. As of September 27, 2009, December 31, 2008 and December 31, 2007, the amounts due to Vivendi Universal Entertainment of approximately $9.8 million, $8.9 million and $9.0 million, respectively, were classified as current. Additionally, at September 27, 2009, December 31, 2008 and December 31, 2007, we had accrued $94.2 million, $92.0 million and $87.6 million, respectively, related to the long-term portion of fees payable to an affiliate of Vivendi Universal Entertainment. Our related obligations will be discharged as a result of the payment of $94.2 million of deferred special fees to Holdings in connection with the Transactions.

Distributions

During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, we paid an aggregate of $59.6 million, $37.1 million, $117.9 million, $113.3 million and $61.9 million, respectively, in distributions to Holdings. At December 31, 2007 we had accrued $11.6 million in distributions that were paid in the first quarter of 2008 to Holdings for the Partners’ expected payments of income taxes based on our financial results. This distribution is required per our partnership agreement.

Other partner matters

Our partners have entered into an amendment to the second amended and restated partners’ agreement that will become effective upon either (i) the date on which the requisite lenders under UCDP’s senior secured credit facilities shall have consented to permit the actions contemplated by the amendment and any related actions or (ii) the date on which UCDP’s senior secured credit facilities shall be amended on terms that permit the actions contemplated in the amendment and any related actions (such date, the “Effective Date”). Pursuant to a right of first refusal provision in the partners’ agreement, as so amended, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Holding I and Holding II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and Holding II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell (the “Initial Offer Period”). If the non-offering partner declines the opportunity to purchase, for offers made after the first anniversary of the effective date of a credit agreement expected to be entered into among Blackstone and certain specified lenders (the “Anniversary Date”), the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party) (such third-party sale option, the “Drag-Along Option”). If the interests in Holdings are not sold to a third party pursuant to the Drag- Along Option by the earlier of the date that is 270 days from the end of the Initial Offer Period and the date on which both the offering party and the other party agree in writing to abandon the third party sale, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the Initial Offer Period, and during such year, the other party may agree to sell its ownership interest without being subject to the offer provisions in the partners’ agreement (such sale right, the “Unrestricted Resale”). The Drag-Along Option and the Unrestricted Resale will not be effective until the first anniversary of the Anniversary Date. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of Holdings being acquired by Blackstone, which could pose a number of risks to our business. UCDP licenses the right to use the “Universal” name and a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from the Universal License Parties (see “Business—Intellectual property”). Our right to use the “Universal” name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after the occurrence of certain change of control events (as described in UCDP’s partnership agreement), (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB Agreement in accordance with its terms. Under the Universal License Agreement, a change of control is described as when (a) Universal CPM is no longer a wholly owned subsidiary of USI, Vivendi Universal Entertainment, or any of their respective affiliates, or (b) the Universal License Parties do not own any interest in us. A change of control under UCDP’s license agreements, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would not necessarily constitute a change of control under the indentures governing the notes. If we are unable to use the “Universal” name, and if we are unable to partner with another similar, recognizable brand, the name recognition of our theme parks could be impaired.

Reimbursement of UCDP’s manager’s costs

Our manager, Vivendi Universal Entertainment, provides us with goods and services relating to the management and operation of our theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of our partnership agreement. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total amount of costs we incurred for goods and services relating to the management and operation of our theme parks under the terms of our partnership agreement was $16.2 million, $15.9 million, $21.1 million, $22.4 million and $19.7 million, respectively. Goods and services provided by Vivendi Universal Entertainment include:

Insurance—NBC Universal arranges multi-layered insurance coverage for our operations. We believe these insurance programs generally provide broader coverage at lower annual premiums than we could purchase on a standalone basis. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the cost of insurance coverage allocated to us was $5.9 million, $5.9 million, $7.8 million, $8.2 million and $8.7 million, respectively.

Creative Services—Universal Parks & Resort’s creative group designs new rides and attractions for all theme parks owned or operated by Vivendi Universal Entertainment. Costs for the creative group, which includes salaries, benefits and direct costs incurred on our behalf, are allocated to the theme parks based on actual time spent and therefore can vary from year to year. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the costs of the creative group allocated to us were $1.7 million, $2.0 million, $2.6 million, $3.8 million and $2.9 million, respectively.

Merchandise—Vivendi Universal Entertainment manages the design and procurement of merchandise for all theme parks it owns or operates to leverage purchasing power and supplier relationships and efficiencies. Vivendi Universal Entertainment allocates the cost of the merchandise management to the theme parks based upon relative merchandise revenues. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the costs of merchandise management allocated to us were $2.2 million, $2.1 million, $2.9 million, $2.5 million and $2.3 million, respectively. In addition, we purchase merchandise directly from an affiliate of Vivendi Universal Entertainment from time to time based upon specific needs. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, these purchases amounted to $0.2 million, $0.2 million, $0.3 million, $0.3 million, and $0.1 million, respectively.

Shared Executive Salaries—certain of our senior executives are employees of Vivendi Universal Entertainment or its affiliates. Vivendi Universal Entertainment allocates the full cost of the amount of time dedicated to our activities by each employee. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006 the total amount of these costs allocated to us was $0.2 million, $0.5 million, $0.6 million, $3.9 million and $2.0 million, respectively. Additionally, certain of our employees support the efforts of Vivendi Universal Entertainment or its affiliates, and we allocate the full cost of the amount of time dedicated to their activities by each employee. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006 the total amount of these costs allocated to Vivendi Universal Entertainment was $0.9 million, $0.7 million, $0.9 million, $1.0 million and $0.8 million, respectively.

Other Reimbursed Amounts—we also reimburse Vivendi Universal Entertainment for certain other costs it incurs in providing corporate support services for managing our theme parks. These costs relate to legal services, international marketing, information systems and other items which are purchased on our behalf. In addition, Vivendi Universal Entertainment and its affiliates enter into sponsorship agreements with various corporate partners that benefit the theme parks it owns or operates. Revenues and expenses are equitably allocated to the theme parks by Vivendi Universal Entertainment. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total amount of these costs allocated to us was $6.0 million, $5.2 million, $6.9 million, $3.7 million and $3.7 million, respectively.

Transactions with certain CityWalk operations

Vivendi Universal Entertainment, through a subsidiary, owns the Universal Studios Store, which leases space in CityWalk from us under customary and market lease agreements. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total rent earned by us for this store was $0.4 million, $0.4 million, $0.5 million, $0.4 million and $0.4 million, respectively. We have been managing the Universal Studios Store since 2002, and are paid a management fee of 5% of the gross sales generated at the store. In 2008, 2007 and 2006, the management fee earned by us was approximately $0.2 million, $0.2 million and $0.1 million, respectively. This management fee totaled $0.1 million during each of the nine months ended September 27, 2009 and September 28, 2008.

Advisory services agreement

UCDP has an Advisory Services Agreement with Vivendi Universal Entertainment and Blackstone. Under the terms of the Advisory Services Agreement, each of Vivendi Universal Entertainment and Blackstone has agreed to provide us with advisory and consulting services in connection with the ongoing strategic and operational oversight of our affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. Vivendi Universal Entertainment and Blackstone will each receive an annual advisory fee of $1.25 million. In 2008, 2007 and 2006, we incurred $2.5 million for the advisory fee, whereas during the nine months ended September 28, 2008 we incurred $1.9 million. Blackstone and Vivendi Universal Entertainment waived this fee for 2009.

Directors’ fees

In 2007, the Agreement of Limited Partnership of Universal City Development Partners, Ltd. was amended to add a provision which permits VUE and Blackstone to be reimbursed up to $0.1 million each for payments made to their respective, appointed representatives to the Park Advisory Board, who function effectively as Directors of the Partnership. For the years ending December 31, 2008 and 2007, respectively, we paid $0.3 million per year under this amended provision, whereas during the nine months ended September 28, 2008 we incurred expenses of $0.2 million related to this payment. Blackstone and Vivendi Universal Entertainment waived this fee for 2009.

Transactions with UCF Hotel Venture

Vivendi Universal Entertainment indirectly owns approximately 25% of UCF Hotel Venture, which owns the three hotels and the common support facility at Universal Orlando Resort. We have a separate long-term ground lease relating to each hotel and the common support facility with UCF Hotel Venture. Under the lease, UCF Hotel Venture pays us rent based upon 1% of gross hotel revenues, plus an additional rent based upon certain cash flow thresholds. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total rent earned by us under the leases was $1.5 million, $7.6 million, $13.2 million, $13.6 million and $10.8 million, respectively.

Hotel guests may charge theme park passes, food, beverage and merchandise sold at our theme parks and food, beverage, merchandise and entertainment services sold at CityWalk venues owned or operated by us to their hotel room account by presenting their room key. We then collect this revenue by billing UCF Hotel Venture. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, total hotel room key charges from UCF Hotel Venture were $4.3 million, $5.7 million, $7.2 million, $8.1 million and $7.7 million, respectively.

Resort covenants and reciprocal easement agreement

Under a Resort Covenants and Reciprocal Easement Agreement, we are required to provide bus and boat transportation for hotel guests between our theme parks and the UCF Hotel Venture hotels. We are also responsible for maintaining the related waterways and pedestrian walkways. UCF Hotel Venture reimburses us for 50% of these costs. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, UCF Hotel Venture’s portion of the total maintenance and operating costs related to transportation was $0.7 million, $0.9 million, $1.2 million, $1.0 million and $1.0 million, respectively.

We are also required to maintain all Universal Orlando Resort common areas, such as roadways, landscaping and utility lines. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total common area maintenance cost reimbursements from UCF Hotel Venture were $0.3 million, $0.3 million, $0.4 million, $0.3 million and $0.3 million, respectively.

We are responsible for hotel marketing. UCF Hotel Venture reimburses us up to 3.5% of each hotel’s revenue to cover marketing costs. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the total hotel marketing costs from UCF Hotel Venture were $4.9 million, $6.6 million, $8.3 million, $8.4 million and $7.8 million, respectively. In June 2009, we entered into an agreement with UCF Hotel Venture stating that the hotel marketing cost reimbursement for the year ended December 31, 2009 will be approximately $7.0 million. A portion of these amounts is used by us to pay for conference management services at the UCF Hotel Venture hotels. The total payments made by us for conference management services during the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, were $1.1 million, $1.4 million, $2.0 million, $1.6 million and $1.6 million, respectively.

Our tour operator, Universal Parks & Resorts Vacations, sells wholesale travel packages and receives a travel agent commission for each reservation at one of the hotels and is reimbursed for credit card fees incurred. In 2008, 2007 and 2006, the total travel agent commissions earned through UCF Hotel Venture were $0.2 million, $0.3 million and $0.2 million, respectively, and the amounts for credit card fees were $0.2 million, $0.2 million and $0.2 million, respectively. In addition, Universal Parks & Resorts Vacations books hotel rooms on behalf of UCF Hotel Venture and receives a booking fee for each reservation. In 2008, 2007 and 2006, the total booking fees paid by UCF Hotel Venture to us were $0.1 million, $0.2 million and $0.2 million, respectively. Quarterly amounts related to the travel agent commissions, credit card fees and booking fees are not material.

The Resort Covenants and Reciprocal Easement Agreement requires us to offer to all guests of the UCF Hotel Venture hotels unlimited express ride access at our theme park attractions offering this feature. We are permitted to sell passes that allow guests express ride access at certain of our theme park attractions to the general public at a price that is at least 20% of the then-applicable single park or combination park (as applicable) admission price per person, provided that we cannot offer unlimited front-of-line access benefits to hotels within 25 miles of the Universal Orlando resort other than the UCF Hotel Venture hotels (although we may sell passes that allow guests express ride access at certain of our theme park attractions at such other hotels through our guest service desks that may be located at such other hotels).

In the event that Vivendi Universal Entertainment sells its interest in UCF Hotel Venture, we will lose our right to provide the marketing for the UCF Hotel Venture hotels, and we will no longer be entitled to receive from UCF Hotel Venture the Resort Marketing Fee in the amount of 0.5% of the gross revenues of the UCF Hotel Venture. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the Resort Marketing Fee totaled $0.7 million, $0.9 million, $1.1 million, $1.2 million and $1.1 million, respectively.

Transactions with other theme parks owned by Vivendi Universal Entertainment

Vivendi Universal Entertainment owns the Wet ‘n Wild® water park in Orlando. We participate with other Orlando theme parks, including Wet ‘n Wild® , in an Orlando FlexTicketTM program which we manage and which permits a customer to visit our theme parks, Wet ‘n Wild®, SeaWorld® Orlando and Busch Gardens® Tampa Bay. Revenue sharing is negotiated and agreed upon by all theme park participants at the beginning of each year, based on attendance share at each attraction participating in the Orlando FlexTicketTM program. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, our share of revenue from the Orlando FlexTicketTM program was $23.3 million, $36.4 million, $41.3 million, $38.6 million and $39.3 million, respectively. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, Wet n Wild®’s share was $6.1 million, $9.1 million, $10.4 million, $7.3 million and $7.4 million, respectively.

We purchase food and alcohol supplies for Wet ‘n Wild® to enable Wet ‘n Wild® to benefit from our purchasing relationships. Although Wet ‘n Wild® does not pay us a fee or commission for this service, we benefit from lower food and alcohol prices as a result of our increased buying power.

For our rides and attractions that are also developed for other Universal theme parks by the creative group of Vivendi Universal Entertainment, we share research and development costs. These costs are allocated pro rata among the various Universal theme parks that are building the ride or attraction.

From time to time we may enter into arrangements with other theme parks owned or operated by Vivendi Universal Entertainment to share the expertise of certain employees with other parties. We may enter into similar arrangements with other theme parks that Vivendi Universal Entertainment or its affiliates may develop in the future. Services rendered to affiliates are either reimbursed or paid directly by the affiliate.

Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai, which will use our technology and schematics for various components on some of their rides. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008 and 2007, we received approximately $2.1 million, $2.1 million, $2.1 million and $6.9 million, respectively, from these parks as capital reimbursements. No significant capital reimbursements were received in 2006.

Transactions with NBC Universal and GE

We realize synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular, advertising time on the NBC television network and other promotions. In response, NBC television and cable services receive visual identification in our parks.

We lease certain trailers and computer equipment through a subsidiary of GE. During the nine months ended September 27, 2009 and September 28, 2008, and in 2008 and 2007, the cost of these leases was approximately $1.6 million, $0.8 million, $1.2 million and $0.2 million, respectively. The year ending December 31, 2006 did not contain significant costs associated with these leases. The majority of these leases expire in 2010, while the minimum future lease payments under the leases totaled approximately $3.5 million as of December 31, 2008.

Starting in 2008, we began to participate in the V Payment program with GE, which allows us to directly pay certain vendors through a credit card issued by GE. We then reimburse GE monthly for all such charges. The total amount of these payments during the nine months ended September 27, 2009 and September 28, 2008, and in the year ended December 31, 2008 was $4.3 million, $16.7 million and $21.5 million, respectively. As of March 2009, GE no longer participates in this program. We also have a sponsorship agreement with GE Money Bank, a subsidiary of GE.

Partners’ capital contribution

In February 2008, the Partners entered into a contribution agreement (“the 2008 Contribution Agreement”) with us, allowing us to request, through Holdings, cash contributions not to exceed a total of $50.0 million to fund ongoing capital expenditure needs. The capital expenditures funded from such capital contributions will not count against the limitations on capital expenditures under our existing senior secured credit agreement. During the fourth quarter of 2008, the Partners made cash contributions of $28.7 million to us through Holdings.

Blackstone loans

Concurrently with the consummation of this offering, the equity holders of Holding I and Holding II that are controlled by Blackstone are expected to enter into a credit agreement with Bank of America, N.A., JPMorgan Chase Bank, N.A. and the other lenders party thereto with respect to a senior secured term loan in the amount of approximately $300.0 million, the proceeds of which will be used to refinance term loans made to the equity holders of Holding I and Holding II that are controlled by Blackstone by JPMorgan Chase Bank, N.A. and Bank of America, N.A. concurrently with the consummation of the 2004 amendment of our existing senior secured credit agreement, to pre-fund interest and amortization reserves with respect to the new term loans and to pay related fees and expenses. The obligations of the borrowers under the new term loan will be secured by their equity interests in Holding I and Holding II and will be guaranteed by NBC Universal on a deficiency basis, subject to the terms of the guarantee. The term loan will have a five-year maturity. All future distributions received by the borrowers from us are to be applied to the payment of interest and repayment of the loans. It is anticipated that the only assets of the borrowers will be their equity interests in us.

Consultant agreement

Additionally, on October 20, 2009 we announced that we amended an agreement (the “Consultant Agreement”) that we have with Steven Spielberg (the “Consultant”), under which we pay a fee for consulting services and exclusivity equal to a percentage of our gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by us. The percentage was not altered by the amendment to the agreement. Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and television themed attractions owned or operated, in whole or in part, by us, or any of our partners or any of their affiliates, other than in Universal City, California. At present, the only operating theme park that is a comparable project is Universal Studios Japan in Osaka, Japan.

During the nine months ended September 27, 2009 and September 28, 2008, and in 2008, 2007 and 2006, the fees incurred by us under this agreement for our parks were approximately $13.0 million, $15.2 million, $19.6 million, $19.6 million and $18.1 million, respectively. Fees with respect to Universal Studios Japan are paid by an affiliate of Vivendi Universal Entertainment and are not paid by us. The unpaid fees relating to Universal Studios Japan were approximately $4.4 million, $4.9 million and $4.2 million, respectively, as of September 27, 2009, December 31, 2008 and 2007. Subsequently, these amounts were completely paid. The Consultant may also be entitled to participate in certain sales of equity by our partners and to participate in certain real estate development activities of our partners or their affiliates.

The Consultant Agreement does not have an expiration date, but starting in June 2017, the Consultant has the right, upon 90 days’ notice, to terminate UCDP’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams or, under certain circumstances, an alternative one-time payment, in each case with respect to the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”), which amounts could be significant. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise and allows UCDP the right to use ideas generated during the term of the Consultant Agreement without further payment. The Consultant Agreement contains a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment. In addition to the existing comparable park, four contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. In addition, the Consultant will have a second-priority lien over UCDP’s real and tangible personal property to secure UCDP’s periodic and one-time payment obligations and the notes are effectively subordinated to his interests to the extent of the value of those assets. The lien securing the Consultant’s interest is junior to the lien securing our senior secured credit facilities. The Consultant Agreement caps UCDP’s ability to incur secured borrowings to an amount equal to the greater of $975 million and 3.75x UCDP’s EBITDA (as defined in the senior secured credit facilities). Our obligations under the agreement are guaranteed by NBC Universal, Inc. and Universal Studios, Inc., as successor to MCA Inc., and Universal Studios, Inc.’s obligations under that guarantee have in turn been assumed by Vivendi Universal Entertainment. Vivendi Universal Entertainment has indemnified us against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by us. Under the terms of the notes and the new senior secured credit agreement, the lien securing our obligations under the Consultant Agreement is a permitted lien. The effectiveness of the 2009 Amendment and the NBC Universal, Inc. guarantee are each subject to certain conditions, including consent of the requisite lenders under UCDP’s existing senior secured credit facilities. See “Risk factors—Risks related to our indebtedness—Our ability to refinance our debt obligations, including the notes offered hereby, could be adversely impacted by the Consultant’s right, starting in June 2017, to terminate the periodic payments under the Consultant Agreement and receive instead one payment equal to the fair market value of the Consultant’s interest in the Orlando parks and any comparable projects or, under certain circumstances, an alternative one-time payment.”

Director independence

UCDP has no independent directors. For a description of their relationship with us and our affiliates, please see their biographies above.

Indemnification arrangements

Our policy is to indemnify employees and employees of affiliates for actions taken in connection with their employment or on our behalf and we may from time to time enter into agreements to facilitate that policy.

.

Universal City Development Partners, Ltd. and subsidiaries Consolidated balance sheets

(In thousands)	September 27, 2009	December 31, 2008	December 31, 2007
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$81,538	$87,798	$127,874
Accounts receivable, net	25,607	27,521	34,025
Receivables from related parties	2,154	7,489	4,924
Inventories, net	43,402	42,565	42,240
Prepaid expenses and other assets	14,477	8,899	5,731
Current portion of deferred finance costs, net	4,779	—	—
Assets held for sale	17,637	17,637	17,637

Total current assets	189,594	191,909	232,431

Property and equipment, at cost:
Land and land improvements	478,418	475,021	474,224
Buildings and building improvements	1,405,507	1,381,492	1,380,898
Equipment, fixtures and furniture	1,147,633	1,112,537	1,074,322
Construction in process	183,854	157,117	72,568

Total property and equipment, at cost:	3,215,412	3,126,167	3,002,012
Less accumulated depreciation	(1,497,903)	(1,426,192)	(1,340,091)

Property and equipment, net	1,717,509	1,699,975	1,661,921

Other assets:
Investments in unconsolidated entities	11,000	11,939	12,957
Intangible assets, net	51,593	52,955	55,107
Deferred finance costs, net	—	11,948	14,592
Other assets	7,761	6,551	9,014

Total other assets	70,354	83,393	91,670

Total assets	$1,977,457	$1,975,277	$1,986,022

Universal City Development Partners, Ltd. and subsidiaries Consolidated balance sheets (Continued)

(In thousands)	September 27, 2009	December 31, 2008	December 31, 2007
	(unaudited)

LIABILITIES AND PARTNERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$141,089	$126,148	$130,870
Unearned revenue	51,633	45,508	46,681
Due to related parties	11,484	11,696	22,583
Interest rate swap liability, at fair market value	1,495	9,176	—
Current portion of capital lease and financing obligations	4,321	5,822	375
Current portion of long-term borrowings	1,008,584	—	—

Total current liabilities	1,218,606	198,350	200,509

Long-term liabilities:
Long-term borrowings	—	1,007,960	1,007,126
Capital lease and financing obligations, net of current portion	25,405	27,929	31,113
Deferred special fees payable to affiliates	94,204	91,967	87,608
Interest rate swap liability, at fair market value	—	—	5,106
Other	7,139	6,725	10,978

Total long-term liabilities	126,748	1,134,581	1,141,931

Equity:

Partners’ equity:
Vivendi Universal Entertainment	313,251	319,770	320,697
Blackstone	313,251	319,770	320,697
Accumulated other comprehensive loss	(512)	(3,976)	(5,106)

Total Partners’ equity	625,990	635,564	636,288
Noncontrolling interest in UCRP	6,113	6,782	7,294

Total equity	632,103	642,346	643,582

Total liabilities and equity	$1,977,457	$1,975,277	$1,986,022

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries Consolidated statements of operations

	Nine months ended		Year ended December 31,
(In thousands)	September 27, 2009	September 28, 2008	2008	2007	2006
	(unaudited)

Operating revenues:
Theme park passes	$311,072	$348,846	$455,935	$450,844	$420,654
Theme park food and beverage	72,357	88,165	112,270	115,188	108,612
Theme park merchandise	63,664	79,499	99,634	101,599	91,421
Other theme park related	63,841	80,242	104,380	102,825	84,245
Other	93,172	114,738	151,133	161,387	150,454

Total operating revenues	604,106	711,490	923,352	931,843	855,386

Costs and operating expenses:
Theme park operations	127,244	135,266	184,371	177,556	168,431
Theme park selling, general and administrative	92,865	122,370	153,205	153,053	149,075
Theme park cost of products sold	70,017	88,526	113,536	113,610	105,023
Special fee payable to Vivendi Universal Entertainment and consultant fee	38,568	45,107	58,305	57,996	53,408
Depreciation and amortization	79,015	83,861	111,130	110,327	111,210
Other	77,209	95,773	122,374	128,503	123,263

Total costs and operating expenses	484,918	570,903	742,921	741,045	710,410

Operating income	119,188	140,587	180,431	190,798	144,976

Other expense (income):
Interest expense	77,239	75,797	102,669	107,906	109,733
Interest income	(158)	(2,520)	(2,654)	(7,269)	(4,270)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(4,217)	—	5,200	—	(500)
(Income) loss from investments in unconsolidated entities	(1,601)	(2,816)	(2,673)	(1,724)	711
Gain from sale of property and equipment	—	—	—	(2,776)	(5,195)

Total other expense, net	71,263	70,461	102,542	96,137	100,479

Net income	47,925	70,126	77,889	94,661	44,497
Less: net income attributable to the noncontrolling interest in UCRP	1,409	1,882	2,149	2,773	2,537

Net income attributable to the Partners	$46,516	$68,244	$75,740	$91,888	$41,960

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries Consolidated statements of comprehensive income and changes in partners’ equity

	UCDP’s Partners
(In thousands)	Vivendi Universal Entertainment	Blackstone	Accumulated Comprehensive Income (Loss)	Noncontrolling interest in UCRP	Total Equity	Comprehensive Income (Loss)
Balance at December 31, 2005	$347,184	$347,184	$2,248	$8,491	$705,107
Distributions to noncontrolling interest in UCRP				(2,962)	(2,962)	—
Change in fair value of interest rate swaps designated as hedges	—	—	1,580	—	1,580	1,580
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	222	—	222	222
Distributions to Holdings	(30,947)	(30,947)	—		(61,894)	—
Net income	20,980	20,980	—	2,537	44,497	44,497

Balance at December 31, 2006	337,217	337,217	4,050	8,066	686,550	$46,299

Distributions to noncontrolling interest in UCRP	—	—	—	(3,545)	(3,545)	$—
Change in fair value of interest rate swaps designated as hedges	—	—	(9,156)	—	(9,156)	(9,156)
Distributions to Holdings	(62,464)	(62,464)	—	—	(124,928)	—
Net income	45,944	45,944	—	2,773	94,661	94,661

Balance at December 31, 2007	320,697	320,697	(5,106)	7,294	643,582	$85,505

Distributions to noncontrolling interest in UCRP	—	—	—	(2,661)	(2,661)	$—
Change in fair value of interest rate swaps designated as hedges	—	—	(46)	—	(46)	(46)
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	—	—	1,176	—	1,176	1,176
Partner contributions for capital projects	14,338	14,338	—	—	28,676	—
Distributions to Holdings	(53,135)	(53,135)	—	—	(106,270)	—
Net income	37,870	37,870	—	2,149	77,889	77,889

Balance at December 31, 2008	319,770	319,770	(3,976)	6,782	642,346	$79,019

Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges (unaudited)	—	—	3,464	—	3,464	3,464
Distributions to noncontrolling interest in UCRP (unaudited)	—	—	—	(2,078)	(2,078)	—
Distributions to Holdings (unaudited)	(29,777)	(29,777)	—	—	(59,554)	—
Net income (unaudited)	23,258	23,258	—	1,409	47,925	47,925

Balance at September 27, 2009	$313,251	$313,251	$(512)	$6,113	$632,103	$51,389

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries Consolidated statements of cash flows

	Nine months ended		Year ended December 31,
(In thousands)	September 27, 2009	September 28, 2008	2008	2007	2006
	(unaudited)

Cash flows from operating activities
Net income	$47,925	$70,126	$77,889	$94,661	$44,497

Adjustments to reconcile net income to net cash and cash equivalents provided by operating activities:
Depreciation	77,653	82,228	108,978	108,861	109,764
Amortization of intangible assets	1,362	1,633	2,152	1,466	1,446
Amortization of deferred finance costs	7,169	4,549	6,939	5,164	5,374
Accretion of bond discount	624	625	834	837	851
Interest on financing obligations	1,797	1,773	2,380	1,166	—
Distributions from investments in unconsolidated entities	2,540	2,504	3,691	3,681	164
Gain on sale of property and equipment	—	—	—	(2,776)	(5,195)
Net change in fair value of interest rate swaps and amortization of accumulated other comprehensive loss	(4,217)	—	5,200	—	(500)
(Income)/loss from investments in unconsolidated entities	(1,601)	(2,816)	(2,673)	(1,724)	711

Changes in operating assets and liabilities:
Accounts receivable, net	1,914	1,443	6,504	(3,991)	(5,480)
Notes receivable	—	—	—	70	(70)
Receivables from related parties	5,335	887	(2,565)	2,523	(2,576)
Inventories, net	(837)	(2,182)	(325)	1,576	(2,313)
Prepaid expenses and other assets	(5,578)	(5,862)	(3,168)	(1,808)	2,300
Other long-term assets	(1,210)	1,205	2,463	(1,084)	(1,001)
Accounts payable and accrued liabilities	20,470	24,405	(16,622)	20,954	4,321
Unearned revenue	6,125	13,934	(1,173)	(569)	7,768
Due to related parties	(212)	1,970	723	2,497	(1,034)
Deferred special fees payable to affiliates	2,237	3,773	4,359	6,735	6,168
Other long-term liabilities	414	(2,441)	(4,253)	3,279	726

Net cash and cash equivalents provided by operating activities	161,910	197,754	191,333	241,518	165,921

Cash flows from investing activities
Property and equipment acquisitions	(102,770)	(98,037)	(137,010)	(60,912)	(45,313)
Proceeds relating to capital reimbursements	2,054	2,136	2,136	6,898	—
Contributions to investments in unconsolidated entities	—	—	—	(3,655)	(129)
Proceeds relating to notes receivable from sale of property and equipment	—	—	—	4,890	—
Proceeds relating to sale of property and equipment	—	—	—	3,058	1,150

Net cash and cash equivalents used in investing activities	$(100,716)	$(95,901)	$(134,874)	$(49,721)	$(44,292)

Universal City Development Partners, Ltd. and subsidiaries Consolidated statements of cash flows (Continued)

	Nine months ended		Year ended December 31,
(In thousands)	September 27, 2009	September 28, 2008	2008	2007	2006
	(unaudited)

Cash flows from financing activities
Payment of partner distributions	$(59,554)	$(37,136)	$(117,880)	$(113,318)	$(61,894)
Receipt of partner contributions for capital projects	—	28,676	28,676	—	—
Distributions of noncontrolling interest in equity of UCRP	(2,078)	(2,582)	(2,661)	(3,545)	(2,962)
Payments on long-term borrowings, capital lease and financing obligations, net	(5,822)	(4,670)	(375)	(13,677)	(36,989)
Payments for financing costs	—	—	(4,295)	—	—

Net cash and cash equivalents used in financing activities	(67,454)	(15,712)	(96,535)	(130,540)	(101,845)
Net (decrease) increase in cash and cash equivalents	(6,260)	86,141	(40,076)	61,257	19,784
Cash and cash equivalents at beginning of year	87,798	127,874	127,874	66,617	46,833

Cash and cash equivalents at end of period	$81,538	$214,015	$87,798	$127,874	$66,617

Supplemental disclosure of cash flow information
Cash paid for interest, including interest rate swaps	$61,662	$55,955	$95,981	$100,802	$109,056

Supplemental disclosures of noncash information
Accrual of partner distribution to partners’ equity	$—	$—	$—	$11,610	$—
Notes payable issued for purchase of property and equipment	—	—	—	—	642
Capital lease and financing obligations	—	—	258	43,290	—
(Decrease/increase of property and equipment in accrued liabilities	(5,529)	597	11,900	20,851	(3,901)
(Decrease)/increase in interest rate swap asset	—	—	—	(4,050)	2,214
(Increase)/decrease in interest rate swap liability	(7,681)	32	4,070	(5,106)	88
Disposal of fully depreciated assets	5,942	13,539	22,877	42,002	4,054
Notes receivable issued for sale of property and equipment	—	—	—	—	4,890

See accompanying notes.

Universal City Development Partners, Ltd. and subsidiaries Notes to consolidated financial statements

1. Nature of business

Ownership

Universal City Development Partners, LP (“UCDP LP”) was a limited partnership organized in Delaware. Effective June 5, 2002, UCDP LP became organized in Florida and changed its legal name to Universal City Development Partners, Ltd. (“UCDP LTD” or the “Company”). Through Universal City Florida Holding Co. I (“Holding I”) and Universal City Florida Holding Co. II (“Holding II”, collectively with Holding I, “Holdings”), UCDP LTD’s ultimate owners (the “Partners”), each having a 50% interest in UCDP LTD are Universal City Property Management II, LLC (“Universal CPM”), a subsidiary of Vivendi Universal Entertainment LLLP (“Vivendi Universal Entertainment” or “VUE”), which in turn is a subsidiary of NBC Universal, Inc. (“NBC Universal”), and Blackstone Capital Partners (“Blackstone”). Furthermore, General Electric Company (“GE”) owns 80% of NBC Universal, while Vivendi, S.A. (“Vivendi”) owns the remaining 20%. Both Partners share in profits and losses, contributions and distributions of UCDP LTD in accordance with their ownership percentage. Subject to certain exceptions, neither Partner may transfer or sell their respective partnership interests, sell, pledge or encumber significant assets, issue securities or admit any additional partner or change the primary business without the consent of the other Partner.

Operations

UCDP LTD owns and operates two themed attractions, Universal’s Islands of Adventure (“UIOA”) and Universal Studios Florida (“USF”); an entertainment complex, Universal CityWalk Orlando (“CityWalk”); and movie and television production facilities all located in Orlando, Florida.

Unaudited results

Information as of September 27, 2009 and for the nine months ended September 27, 2009 and September 28, 2008 has not been audited.

2. Summary of significant accounting policies

Principles of consolidation

The accompanying consolidated financial statements include the amounts of UCDP LTD and all of its subsidiaries, Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations (“UPRV”), UCDP Finance, Inc., and Universal City Restaurant Partners, Ltd. (“UCRP”) (collectively, “UCDP”). All significant intercompany balances and transactions have been eliminated upon consolidation.

UCRP, a joint venture in which UCDP owns 50%, is deemed a variable interest entity in accordance with Financial Accounting Standards Board issued Interpretation 46R (“FIN 46(R)”), Consolidation of Variable Interest Entities. Accordingly, the consolidated financial statements of UCDP include the results of UCRP for all years presented. UCRP operates a restaurant and merchandise outlet in CityWalk. Total assets of UCRP at September 27, 2009, December 31, 2008 and December 31, 2007, were approximately $13,781,000 (unaudited), $15,131,000 and $16,183,000, respectively. Total revenues of UCRP during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007 and 2006, were approximately $17,152,000 (unaudited), $20,664,000 (unaudited), $26,244,000, $29,287,000 and $27,421,000, respectively, and were included in other operating revenues in the accompanying consolidated statements of operations.

Use of estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management of UCDP to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Period end

The nine months ended September 27, 2009 contained 270 days (unaudited) while the nine months ended September 28, 2008 contained 272 days (unaudited). Additionally, the results for the year ended December 31, 2008 benefited from one extra day due to the leap year.

Seasonality (unaudited)

Based on the seasonality of attendance, the results for the nine months ended September 27, 2009 and September 28, 2008 are not necessarily indicative of results for the full year.

Cash and cash equivalents

Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with original maturities of 90 days or less.

Accounts receivable and allowance for doubtful accounts

UCDP carries its accounts receivable at their net realizable value thereby making judgments regarding the collectability of outstanding accounts receivable (including those from related parties) and providing appropriate allowances when collectability becomes in doubt. In addition, UCDP provides a general allowance for outstanding receivables in good standing based on historical bad debt experience. The allowance for doubtful accounts was approximately $784,000 (unaudited), $356,000 and $574,000, respectively, at September 27, 2009, December 31, 2008 and December 31, 2007.

Inventories

Inventories, principally spare parts, merchandise and food, are stated at the lower of cost or market. Cost for each inventory classification is determined using the average cost method. UCDP records a provision for the value of inventory when the inventory has been deemed to have a realizable value that is less than the average cost.

Investments in unconsolidated entities

In conjunction with the construction and operation of CityWalk, UCDP has joint venture relationships in which it shared in construction costs and the profits and losses, as defined in each separate agreement. After an evaluation under FIN 46(R), where the venture is not considered to be a variable interest entity or UCDP is not considered to be the primary beneficiary, the interest in the joint venture is accounted for under the equity method in the accompanying consolidated financial statements. The investment in unconsolidated entities is recorded as UCDP’s share of construction costs, adjusted for profits and losses, distributions and contributions for each joint venture.

Property and equipment

Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets as follows:

Useful life (in years)

Land improvements	15
Buildings and building improvements	20-40
Equipment, fixtures and furniture	3-20

Maintenance and repairs are charged directly to expense as incurred.

Impairment of long-lived assets and intangibles

UCDP follows Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting For the Impairment or Disposal of Long-Lived Assets (“SFAS 144”). SFAS 144 requires that one accounting impairment model be used for long-lived assets to be disposed of by sales, whether previously held and used or newly acquired.

UCDP reviews its long-lived assets and identifiable intangibles for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. If the review reveals impairment as indicated based on undiscounted cash flows, the carrying amount of the related long-lived assets or identifiable intangibles are adjusted to fair value. There have been no material impairment losses recognized on UCDP’s long-lived assets or identifiable intangibles.

Intangible assets

Intangible assets primarily consist of the rights to use certain characters and trademarks. Intangible assets are recorded at cost and amortized on a straight-line basis over a period ranging from 10 to 20 years, which results in a weighted average life of 11 years. Amortization of intangible assets typically begins upon the opening of the related attraction or themed area. Intangible assets totaled $51,593,000 (unaudited), $52,955,000 and $55,107,000, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007. This included $16,058,000 (unaudited), $14,696,000 and $12,570,000 in accumulated amortization, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007. Amortization expense amounted to $1,362,000 (unaudited), $1,633,000 (unaudited), $2,152,000, $1,446,000 and $1,446,000 during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007 and 2006, respectively. Amortization of existing intangible assets will be approximately $1,768,000 for the year ending December 31, 2009 and $5,255,000 for each of the following four years.

Capital reimbursements

UCDP receives capital reimbursements for development costs on existing rides when VUE licenses the technology and schematics for various components of those rides to other Universal theme parks. Under this arrangement, UCDP collected approximately $2,054,000 (unaudited), $2,136,000 and $6,898,000, respectively, during the nine months ended September 27, 2009 and the years ended December 31, 2008 and December 31, 2007, related to Universal licensed theme parks under construction in Singapore and Dubai. These costs are accounted for by reducing the cost basis of the various asset components along with the corresponding adjustment to future depreciation over the remaining life of the asset. In instances where the individual asset components are, or become, fully depreciated, the remaining allocation is recorded as other income. As such, approximately $217,000 was recorded as other income during the year ended December 31, 2007. UCDP did not receive any significant capital reimbursements during the nine months ended September 28, 2008 or during the year ended December 31, 2006.

Financing obligations

Financing obligations represent the net present value of future payment obligations of certain intellectual property rights acquired under long term contracts. These obligations increase monthly for imputed interest costs and decrease when payments are made. Financing obligations are reported on the consolidated balance sheet under capital lease and financing obligations.

Assets held for sale

At the time management deems a property as held for sale, the cost basis of the land and any improvements made to that parcel are reclassified to assets held for sale on the balance sheet and depreciation of the assets ceases. Additionally, land sold in any year presented is reclassified to assets held for sale in each prior year presented. As of September 27, 2009, December 31, 2008 and December 31, 2007, two properties were considered held for sale and are expected to close within twelve months.

Deferred finance costs

UCDP capitalizes certain costs related to the issuance of debt. The amortization of such costs is recognized as interest expense based on the effective interest method over the term of the respective debt issuance. Deferred finance costs totaled $4,779,000 (unaudited), $11,948,000 and $14,592,000, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007.

This included $62,508,000 (unaudited), $55,339,000 and $48,400,000 in accumulated amortization, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007. Amortization expense amounted to $7,169,000 (unaudited), $4,549,000 (unaudited), $6,939,000, $5,164,000 and $5,374,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007 and 2006. On July 25, 2008, UCDP amended the early maturity date feature in the senior secured credit facilities (see note 5). In conjunction with this amendment, UCDP paid a fee of $4,295,000 which was recorded in deferred finance costs and will be amortized through April 1, 2010.

Revenue recognition

Revenue from theme park pass sales is recognized at the time passes are redeemed. Revenue from unredeemed passes is recognized after one year from the date of purchase which coincides with historical redemption patterns. Revenue from theme park annual pass sales is recognized over the period of benefit, which is typically one year from the initial redemption date. Revenue from food and beverage and merchandise sales is recognized at the time of sale. Unearned revenue primarily consists of amounts received from the sale of theme park passes, which have not yet been redeemed. In addition to unredeemed passes, unearned revenue includes up-front payments related to CityWalk venues, advance sales from our travel company and corporate sponsorships, which are recognized into revenue over the period of benefit.

Other theme park related revenues

Other theme park related revenues consist primarily of Universal Expresssm Plus (“UEP”) sales, aged pass sales, theme park corporate special events and the parking facility. UCDP hosts special events for corporate guests whereby a portion of the theme park is rented for corporate functions. UEP is a pass that allows guests to experience reduced wait times at certain rides and attractions. Revenue related to UEP passes and the parking structure is recognized upon redemption or expiration date. Revenue attributable to theme park corporate special events is recognized at the date of the corporate function.

Other operating revenues

Other operating revenues, which consist primarily of sales generated by CityWalk, UPRV and hotel rent received from UCDP’s on-site hotels, are recognized as earned.

Advertising, sales and marketing costs

The costs of advertising, sales and marketing are charged to operations in the year incurred. Production costs of advertising are charged to operations at the first showing of the related advertisement. Total costs of advertising, sales and marketing amounted to approximately $42,351,000 (unaudited), $63,230,000 (unaudited), $75,841,000, $78,992,000 and $77,599,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007, and 2006, and are primarily included in theme park selling, general and administrative expenses in the accompanying consolidated statements of operations.

Sales taxes

Revenues collected from the sale of theme park passes, food and beverage and merchandise are reported net of related sales tax amounts in the statements of operations, as the taxes collected are passed through to the applicable taxing authorities.

Theme park cost of products sold

Theme park cost of products sold consists of payroll and product costs related to the sale of food and beverage and merchandise at the theme parks.

Other costs and operating expenses

Other costs and operating expenses consist primarily of costs incurred by CityWalk, UPRV, UCRP and corporate special events.

Financial instruments

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

The estimated fair values of other financial instruments subject to fair value disclosures, determined based on quotes from major financial institutions, and the related carrying amounts are as follows (in thousands):

	September 27, 2009		December 31, 2008		December 31, 2007
	Carrying value	Fair value	Carrying value	Fair value	Carrying value	Fair value
	(unaudited)
Long-term borrowings, including current portion)	$1,008,584	$998,820	$1,007,960	$760,240	$1,007,126	$1,015,050
Interest rate swap liabilities	1,495	1,495	9,176	9,176	5,106	5,106

Total	$1,010,079	$1,000,315	$1,017,136	$769,416	$1,012,232	$1,020,156

Concentration of credit risk

Financial instruments that potentially subject UCDP to concentrations of credit risk consist primarily of accounts receivable and interest rate swaps. The credit risk associated with accounts receivable is limited by the volume of customers as well as the establishment of credit limits. UCDP is exposed to credit loss in the event of nonperformance by the counterparties to interest rate swap transactions. The counterparties to these contractual arrangements are major financial institutions that meet UCDP’s credit standards with which UCDP also has other financial relationships. UCDP does not anticipate nonperformance by such parties.

Interest rate swaps

UCDP is exposed to market risks relating to fluctuations in interest rates. UCDP may mitigate this risk by paying down additional outstanding balances on its variable rate loans, refinancing with fixed rate permanent debt or obtaining cash flow hedge instruments. UCDP utilizes interest rate swap agreements as a risk management tool to manage a portion of its interest rate exposures. The principal objective of the swap agreements is to minimize the risks and costs associated with financial activities. UCDP does not use financial instruments for trading purposes. UCDP specifically designates interest rate swap hedges of outstanding debt instruments and recognizes interest differentials in the period they occur.

UCDP follows SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”, to account for its interest rate swaps. This standard established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that the entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those assets at fair value. The fair values are the estimated amounts that UCDP would pay or receive upon termination of the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Changes in the underlying market value of swap arrangements that qualify as cash flow hedging activities under SFAS 133 are recognized as other comprehensive income (loss) in the accompanying consolidated statements of comprehensive income and changes in partners’ equity. Changes in the underlying market value of swap arrangements that do not qualify as hedging activities under SFAS 133 are recognized as a change in the fair value of interest rate swaps in the accompanying consolidated statements of operations. Additionally, the accumulated other comprehensive income (loss) related to interest rate swaps that become ineffective is amortized on a straight-line basis through the change in the fair value of interest rate swaps in the accompanying consolidated statements of operations.

UCDP is exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. UCDP limits this exposure by entering into agreements directly with a number of major financial institutions that meet its credit standards and that are expected to satisfy their obligations under the contracts.

Income taxes

No provision for income taxes has been recorded in the consolidated financial statements, as the owners are required to report their share of UCDP’s earnings or losses in their respective income tax returns. The Partners’ tax returns and the amounts of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the Partners could be changed accordingly.

Certain transactions of UCDP may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these consolidated financial statements in accordance with United States generally accepted accounting principles. Accordingly, the net income or loss of UCDP reported for income tax purposes may differ from the balances reported for those same items in the accompanying consolidated financial statements. The assets as reported in the consolidated financial statements at December 31, 2008 are $960,490,000 higher as compared to those reported for tax purposes, while the liabilities are approximately $16,617,000 higher as compared to those reported for tax purposes. The majority of the differences arise primarily due to the use of different estimated useful lives for property and equipment for income tax reporting purposes as compared to those used for financial reporting purposes.

Litigation

UCDP is currently involved in certain legal proceedings and has accrued its estimate of the probable legal and settlement costs for the resolution of these claims. If UCDP believes that costs from these matters are probable and the amount of the costs can be reasonably estimated, it will accrue the estimated costs. If UCDP believes a loss is less than probable but more than remote, it will disclose the nature of the matter and, if possible, disclose the estimate of the possible loss (see note 13).

Segments

UCDP operates and tracks its results in one reportable segment in accordance with the aggregation provision of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.”

Recently issued accounting pronouncements

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced related disclosures. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008. FSP 142-3 became effective for the Company on January 1, 2009. Although future transactions involving intangible assets may be impacted by this guidance, FSP 142-3 did not impact the Company’s current financial statements as the Company did not acquire any intangible assets during the nine months ended September 27, 2009.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No.133” (“SFAS 161”). SFAS 161 expands the disclosure requirements for derivative instruments and hedging activities. This Statement specifically requires entities to provide enhanced disclosures addressing the following: how and why an entity uses derivative instruments; how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. SFAS 161 is effective for fiscal years beginning after November 15, 2008. SFAS No. 161 became effective for the Company on January 1, 2009. The Company’s adoption of the standard did not have a material impact on its financial position, results of operations or cash flows as it is primarily disclosure related.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No.51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. SFAS 160 became effective for the Company on January 1, 2009. This guidance impacts the presentation of noncontrolling interests in certain of the Company’s investments in consolidated entities. Specifically, SFAS 160 impacted the Company’s financial statements by reclassifying the noncontrolling interest in UCRP (formerly known as minority interest) from the liability section into the equity section of the consolidated balance sheets. As a result, the net income attributable to the noncontrolling interest in UCRP is no longer excluded from the determination of net income (or loss) on the Consolidated Statements of Operations. The determination of the income attributable to noncontrolling interest in UCRP continues to be calculated based on the underlying ownership percentage. The adoption resulted in the reclassification of $8,491,000 of noncontrolling interest in UCRP from minority interest to Partners’ equity on December 31, 2005 as shown on the Consolidated Statements of Comprehensive Income and Changes in Partners’ Equity. Additionally, the adoption resulted in the presentation of net income attributable to the noncontrolling interest in UCRP of $1,409,000 (unaudited), $1,882,000 (unaudited), $2,149,000, $2,773,000 and $2,537,000 in the Consolidated Statements of Operations during the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, respectively. The application of SFAS 160 is reflected in our re-issued historical consolidated financial statements included in our Current Report on Form 8-K filed on June 29, 2009.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”). This statement modifies certain aspects of how the acquiring entity recognizes and measures the identifiable assets, the liabilities assumed and the goodwill acquired in a business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. Although SFAS 141(R) will impact the Company’s accounting for business combinations completed on or after January 1, 2009, SFAS 141(R) did not impact the Company’s current financial statements as the Company did not enter into any business combinations during the nine months ended September 27, 2009.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No.115” (“SFAS 159”). SFAS 159 permits entities to choose to measure certain financial instruments and other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Unrealized gains and losses on any item for which the Company elects the fair value measurement option would be reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The adoption of SFAS 159 did not have a material impact on the Company’s financial statements as the Company did not elect the fair value option.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies other accounting pronouncements that require or permit fair value measurements. The provisions of this statement are to be applied prospectively as of the beginning of the fiscal year in which this statement is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for the fiscal years beginning after November 15, 2007. The adoption of SFAS 157 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes principles and requirements for subsequent events. SFAS 165 specifically sets forth guidance pertaining to the period after the balance sheet date during which management should consider events or transactions for potential recognition or disclosure, circumstances under which an event or transaction would be recognized after the balance sheet date and the required disclosures that should be made about events or transactions that occurred after the balance sheet date. SFAS 165 is effective for interim or annual financial periods ending after June 15, 2009. SFAS 165 became effective for the Company on June 28, 2009. The adoption of the standard resulted in additional disclosures surrounding the Company’s subsequent events (see note 16).

In April 2009, the FASB issued FASB Staff Position No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP FAS 107-1”). FSP FAS 107-1 extends the disclosure requirements of FASB Statement No. 107, “Disclosures about Fair Value of Financial Instruments” (“SFAS 107”), to interim financial statements of publicly traded companies as defined in APB Opinion No. 28, Interim Financial Reporting. FSP FAS 107-1 is effective for interim or annual financial periods ending after June 15, 2009. FSP FAS 107-1 became effective for the Company on June 28, 2009. The Company’s adoption of the standard resulted in additional interim disclosures surrounding the fair value of the Company’s financial instruments.

In June 2009, the FASB issued SFAS No. 167 “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 is a revision to FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. SFAS 167 will require a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. SFAS 167 will be effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009. Early application is not permitted. The Company is currently evaluating the impact, if any, of adoption of SFAS 167 on its financial statements.

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“SFAS 168”). SFAS 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (“GAAP”), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. SFAS 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Securities and Exchange Commission guidance organized using the same topical structure in separate sections. SFAS 168 will be effective for financial statements issued for reporting periods that end after September 15, 2009. This will have an impact on the Company’s financial statements since all future references to authoritative accounting literature will be references in accordance with SFAS 168.

Liquidity (unaudited)

As of September 27, 2009, the Company had indebtedness totaling $499,584,000 under the April 2010 notes. Additionally, $509,000,000 of debt under the term loan component of the senior secured credit facilities would become due on April 1, 2010 unless the April 2010 notes and Holdings’ May 2010 notes are not refinanced or repaid prior to such date. As a result of its significant working capital deficiencies, the Company will be required to refinance this debt prior to the stated maturity date. These balances are classified as current liabilities in the accompanying consolidated balance sheet as of September 27, 2009 as they either mature within a year or the maturity date could accelerate to within a year. Accordingly, the Company and Holdings intend to refinance the April 2010 notes, Holdings’ May 2010 notes and the term loan; however, no assurances can be made regarding their ability to satisfy their liquidity and working capital requirements. The Company’s liquidity could also be negatively impacted by its arrangement with the Consultant as more fully described in note 13.

3. Inventories

UCDP’s inventories are comprised of the following components (in thousands):

		December 31,
	September 27, 2009	2008	2007
	(unaudited)
Merchandise	$12,469	$12,421	$12,648
Food and beverage	3,343	3,962	3,944
Operating supplies and maintenance parts	29,279	28,156	27,028
Less: reserves	(1,689)	(1,974)	(1,380)

Total	$43,402	$42,565	$42,240

During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, UCDP used approximately $1,486,000 (unaudited), $1,292,000 (unaudited), $1,933,000, $2,642,000 and $1,065,000, respectively, of the inventory reserves.

4. Investments in unconsolidated entities

As of December 31, 2008, UCDP had the following investments in unconsolidated entities:

Name	Year of inception	Ownership interest	Description
NASCAR Café/Orlando Joint Venture (1)	1997	17%	Operates a restaurant in CityWalk.
Universal/Cineplex Orlando Joint Venture (2)	1997	50%	Operates a 20-screen cinema in CityWalk.
Uniman, LLC (3)	2006	50%	Licenses the rights to produce a live Blue Man Group show.

(1)
NASCAR Café/Orlando Joint Venture (“NASCAR”), is 17% owned by UCDP and 83% owned by NC Orlando, LLC. The entity operates The Sports Grille by NASCAR restaurant located within CityWalk. In February 2007, the renovation of the NASCAR Café was completed and re-opened as the NASCAR Sports Grille. UCDP did not participate financially in the cost of the renovation, thus in accordance with an amended joint venture agreement, UCDP’s ownership percentage decreased from 25% to 17% on the day of re-opening. UCDP’s interest in NASCAR is accounted for under the equity method.

(2)
Universal/Cineplex Orlando Joint Venture (“Cineplex”), is 50% owned by UCDP and 50% owned by Plitt Theatres, Inc. (a wholly owned subsidiary of AMC Entertainment Inc.). The entity operates a 20-screen Cineplex located within CityWalk. UCDP’s interest in the Cineplex is accounted for under the equity method.

(3)
Uniman, LLC (“Uniman”), is 50% owned by UCDP and 50% owned by Zebra Horse, LLC, an affiliate of Blue Man Group Productions, Inc. The entity presents a live theatrical production that combines music, comedy and multimedia artistry to create a unique form of entertainment at a theater within CityWalk. The show opened to the public in June 2007. UCDP’s interest in Uniman is accounted for under the equity method.

5. Long-term borrowings

Indebtedness consisted of the following (dollars in thousands):

				December 31,
	Interest rate	Maturity Date	September 27, 2009	2008	2007
(unaudited)
Senior secured credit facility	LIBOR + 3.00%(1)	(2)	$509,000	$509,000	$509,000
UCDP fixed rate senior notes (“April 2010 notes”)	11.75%	April 1, 2010	500,000	500,000	500,000

Gross principal payable			1,009,000	1,009,000	1,009,000
Unamortized discounts			(416)	(1,040)	(1,874)

Total debt			$1,008,584	$1,007,960	$1,007,126

(1)	The LIBOR interest rate on the senior secured credit facilities is subject to a 3.00% floor.

(2)
The maturity date of the senior secured credit facilities is June 9, 2011; however, it is repayable in full at April 1, 2010, if the April 2010 notes and Holdings’ May 2010 notes are not refinanced or repaid in full prior to such date.

The senior secured credit facilities consist of both term loan and revolving credit components with a consortium of lenders led by JPMorgan. The revolving credit component had a maximum available credit line of approximately $100,000,000 at September 27, 2009, December 31, 2008 and December 31, 2007. On those dates, no funds were outstanding on the revolving credit facility. Additionally, a commitment fee of 0.5% per annum is payable on the unused amounts of the revolving credit facility. In addition, UCDP may borrow up to $200,000,000 of incremental debt from time to time, with modified covenants.

On July 25, 2008, UCDP amended the early maturity date feature in the senior secured credit facilities to April 1, 2010 unless both the April 2010 notes and Holdings’ May 2010 notes are refinanced or repaid prior to that time. Additionally, the interest rate on the senior secured credit facilities increased from 3-month LIBOR plus 175 basis points to 3-month LIBOR plus 300 basis points subject to a 3% floor on the LIBOR rate. This rate also applies to the revolving credit facility. Prior to the amendment, the maturity date was accelerated to December 1, 2009 if the April 2010 notes were not refinanced or repaid at that time, or to January 1, 2010 if Holdings’ May 2010 notes were not refinanced or repaid at that time. The maturity date of the term loan remains at June 9, 2011 if the early maturity date feature is not triggered. In conjunction with this amendment, UCDP paid a fee of $4,295,000 which is being amortized through April 1, 2010.

The senior secured credit facilities are secured by a mortgage on substantially all of UCDP’s real and personal property. Currently, the senior secured credit facilities are repayable in quarterly installments of 0.25%, which commenced on March 31, 2005 and end on December 31, 2010. This equates to annual principal payments of 1.0% with the balance due in 2011. Accordingly, UCHC paid regular principal payments of $5,500,000 during the year ended December 31, 2006 in connection with the principal amortization schedule for the term loan under the senior secured credit facilities. Additionally, during 2006, UCDP made a voluntary prepayment in the amount of $30,000,000; effectively prepaying all principal amounts that would have been due up until the facility’s maturity date. As such, no principal payments were due or paid during 2008 or 2007. The senior secured credit facilities also require a prepayment of 50% of UCDP’s annual excess cash flow if certain financial ratios were not met beginning in 2005. These ratios were met during 2008 and 2007. As such, no such excess cash flow payment was required as of December 31, 2008 and December 31, 2007. Furthermore, all prepayments are applied in forward order of maturity. The senior secured credit agreement contains certain customary limitations. The most restrictive limitations relate to the incurrence of liens, additional indebtedness and maintenance of funded debt and interest coverage ratios.

The senior secured credit facilities are effectively senior to the April 2010 notes. The Company believes it was in compliance of all debt covenants as of September 27, 2009, December 31, 2008 and December 31, 2007.

Scheduled maturities of amounts drawn at December 31, 2008 are as follows (in thousands):

Fiscal year	Amount

2009	$—
2010	500,000
2011	509,000
Total	$1,009,000

UCDP capitalizes interest on significant capital projects, which require an extended period of time to complete. UCDP capitalized interest of approximately $10,337,000 (unaudited), $3,725,000 (unaudited), $6,020,000, $1,848,000 and $817,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007, and 2006.

6. Interest rate swaps and fair value measurements

The following table summarizes the notional values and fair values of the Company’s derivative financial instruments as of December 31, 2008 (dollars in thousands):

Notional value	Expiration date	Fair value	Interest rate	Accounting treatment	Terms

$200,000	November 20, 2009	$(6,157)	4.77%	Statement of operations	Fixed
125,000	October 15, 2009	(3,019)	4.41%	Statement of operations	Fixed

$325,000		$(9,176)

The following table summarizes the changes in fair value of the Company’s interest rate swaps (in thousands):

Nine Months ended
	September 27, 2009		September 28, 2008
	(unaudited)		(unaudited)
	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)
Swap #1(1)(2)	$—	$—	$—	$—
Swap #2(1)(2)	—	—	—	—
Swap #3(1)(2)	—	—	—	—
Swap #4(1)(2)	—	—	—	—
Swap #5(2)	—	—	—	—
Swap #6(3)	—	—	—	—
Swap #7(4)	2,802	—	—	(79)
Swap #8(4)	4,879	—	—	47
Amortization of accumulated other comprehensive loss(1)(4)	(3,464)	3,464	—	—

Total	$4,217	$3,464	$—	$(32)

	Year ended December 31,
	2008		2007		2006

	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)	Recorded in statement of operations	Recorded in other comprehensive income (loss)
Swap #1(1)(2)	$—	$—	$—	$—	$30	$—
Swap #2(1)(2)	—	—	—	—	30	—
Swap #3(1)(2)	—	—	—	—	30	—
Swap #4(1)(2)	—	—	—	—	30	—
Swap #5(2)	—	—	—	—	(36)	—
Swap #6(3)	—	—	—	—	638	—
Swap #7(4)	(1,558)	(79)	—	(4,195)	—	355
Swap #8(4)	(2,466)	33	—	(4,961)	—	1,225
Amortization of accumulated other comprehensive loss(1)(4)	(1,176)	1,176	—	—	(222)	222

Total	$(5,200)	$1,130	$—	$(9,156)	$500	$1,802

(1)	Swaps #1 through #4 became ineffective as the result of the refinancing in December 2004.

(2)	These swaps expired during 2006.

(3)	This swap expired during 2007.

(4)	Swaps #7 and #8 became ineffective in the fourth quarter of 2008.

As described in note 2, the Company adopted SFAS 157 on January 1, 2008. SFAS 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosures for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1. Observable inputs such as quoted prices in active markets for identical assets or liabilities;

Level 2. Inputs, other than quoted prices included within Level 1, that are observable either directly or indirectly; and

Level 3. Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The Company’s derivative financial instruments as of September 27, 2009 and December 31, 2008 are valued using inputs that fall within Level 2 of the three-tier hierarchy established by SFAS 157. Furthermore, as of September 27, 2009 and December 31, 2008, the Company did not have assets or liabilities valued using inputs that fall within Level 1 or Level 3 of the three-tier hierarchy established by SFAS 157.

Fair values of the interest rate swap agreements are provided by the counterparty. The significant inputs, primarily the LIBOR yield curves, used by the counterparty to determine fair values are considered Level 2 observable market inputs. Additionally, the Company monitors the credit and nonperformance risk associated with its derivative counterparties and believes them to be insignificant and not warranting a credit adjustment at September 27, 2009 or December 31, 2008.

7. Operating lease obligations

UCDP has entered into various leases for equipment, office and warehouse space. The leases are noncancelable operating leases which expire at various dates through 2013.

The following is a five-year schedule of minimum future rental payments under the non-cancelable operating leases at December 31, 2008 (in thousands):

Fiscal year	Amount

2009	$4,677
2010	3,908
2011	3,402
2012	1,201
2013	364
Thereafter	—

$13,552

During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006, respectively, UCDP incurred rent expense under the operating leases of approximately $4,290,000 (unaudited), $3,474,000 (unaudited), $4,634,000, $3,406,000 and $3,318,000, which is included in the related costs and operating expenses in the accompanying consolidated statements of operations.

8. Capital leases and financing obligations

On May 25, 2007, UCDP entered into an agreement with Warner Bros. Consumer Products Inc. (“WB”), pursuant to which UCDP licensed certain rights to the characters and other intellectual property contained in the Harry Potter™ books and motion pictures (the “WB Agreement”). This license will be used for appropriately themed attractions, merchandise stores and food venues which will be incorporated in a new “island” that will include a re-themed portion of one of the “islands”, and additional undeveloped real estate at UIOA. These attractions are expected to open in spring 2010. Under the terms of the agreement, UCDP has the right to use the licensed property until approximately nine years after the scheduled grand opening date of the attractions. UCDP also has the ability to extend the term for two successive five-year renewal periods. UCDP’s use of the licensed property for the attractions, theming, promotions, merchandise and other purposes is subject to approval of WB. The agreement provides UCDP with the exclusive right to use the licensed property in theme parks, amusement parks, water parks and stand-alone themed venues similar to those found in a theme park within a radius of 250 miles around UIOA. UCDP will pay WB various license fees, merchandise royalty payments, and other payments throughout the term of the agreement.

UCDP has other intellectual property agreements. UCDP also leases certain equipment under capital leases. Intangible assets and equipment, fixtures and furniture included approximately $42,267,000 (unaudited), $42,788,000 and $43,059,000, related to financing obligations and capital leases as of September 27, 2009, December 31, 2008 and December 31, 2007, respectively. This included $1,282,000 (unaudited), $761,000 and $232,000 in accumulated depreciation and amortization, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007. Depreciation and amortization expense related to assets under financing obligations and capital leases amounted to $521,000 (unaudited), $371,000 (unaudited), $529,000, $714,000 and $587,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007, and 2006. At December 31, 2008, future minimum payments due under financing obligations and capital leases totaled approximately $33,751,000 (net of $13,286,000 in interest). The net present value of future minimum payments include $5,612,000, $4,098,000, $3,809,000, $3,541,000, $3,416,000 and $13,275,000 due in the years ending December 31, 2009, 2010, 2011, 2012, 2013, and years subsequent to 2013, respectively.

9. Compensation plans

Deferred compensation plan

UCDP has a deferred compensation plan (the “Plan”) that permits eligible executives and members of management to defer a specified portion of their compensation. Under the plan, employees may defer up to 80% of base salary and/or up to 100% of bonus compensation. The deferred compensation, together with limited partnership matching contributions, which vest immediately, accrue earnings based on elected investment alternatives. Employees are eligible to receive distributions at death or at termination of their employment or after specified waiting periods, as they elect at the time of deferral. Funds are also available at their election at retirement, at termination of their employment, at death or during specified in-service periods, or in the event of an approved unforeseeable financial emergency. At September 27, 2009, December 31, 2008 and December 31, 2007, respectively, UCDP had accrued approximately $7,139,000 (unaudited), $6,579,000 and $8,915,000 for its obligations to participating employees under the Plan, which are included in other long-term liabilities in the accompanying consolidated balance sheets. To fund the Plan, UCDP purchased partnership-owned life insurance contracts. The cash surrender value of these policies was approximately $7,467,000 (unaudited), $6,504,000 and $8,998,000, respectively, at September 27, 2009, December 31, 2008 and December 31, 2007, and is included in other assets in the accompanying consolidated balance sheets.

Long-Term growth plan

UCDP had a Long-Term Growth Plan (the “2007 Growth Plan”) to provide key employees the opportunity to benefit from UCDP’s growth in value. Participating employees were granted Value Appreciation Rights (“VARs”) which became exercisable on January 1, 2008. The value of these VARs was generally based on the growth in market value of the equity interests of the Partners in UCDP. UCDP accrued the estimated payout value of the 2007 Growth Plan straight line over its term. Under the plan, all awards are paid in cash. As of December 31, 2007, UCDP had approximately $8,571,000 accrued under this plan. The amount accrued for at December 31, 2007 was paid in February 2008.

On May 22, 2008, the Park Advisory Board of UCDP approved a new Long-Term Growth Plan (the “2010 Growth Plan”) effective as of January 1, 2008. The 2010 Growth Plan provides key employees the opportunity to benefit from UCDP’s growth in value. Employees who are eligible to participate in the plan are limited to UCDP’s Executive Committee members, UCDP’s business unit heads, and a select group of Universal Parks & Resorts and other UCDP executives. Under the plan, which is administered by the Park Advisory Board, each participant is granted one or more VARs. The value of a VAR is generally based on the growth in market value of the equity interests of the Partners in UCDP. A pool is established for valuing the VARs and such pool is equal to 2% of the growth in UCDP’s equity value. The value of a VAR is calculated by dividing the total pool value by the total number of outstanding VARs. Each VAR will be triggered and automatically exercisable and payable upon the earlier of six months after a change in UCDP’s ownership structure which results in NBC Universal, Inc. owning less than 50%, or January 1, 2011. If a change of ownership occurs, the payout value is calculated based on the sales price of this ownership change. If January 1, 2011 is reached, the payout value is calculated based on an earnings multiple from financial results generated during 2010, subject to specific caps so that the payout value for each participant is no more than 150% of their total compensation as of January 1, 2011. Under the plan, all awards are paid in cash. If a participant ceases to be employed by reason of retirement, disability, death or termination (other than for cause), any VARs earned continue under the plan and are pro-rated. Where there is a termination (other than for cause), the participant is not allowed to receive payout under the plan if that party had not been an active participant in the plan for at least nine months. If a person ceases to be employed for reasons other than retirement, disability, death or termination (other than for cause), any rights under the plan and all VARs granted are canceled. UCDP accrues the estimated payout value of the 2010 Growth Plan straight line over its term. As of September 27, 2009 and December 31, 2008, UCDP had approximately $3,455,000 (unaudited) and $4,492,000, respectively, accrued under this plan.

10. Accounts payable and accrued liabilities

The following presents major components of accounts payable and accrued liabilities (in thousands):

	September 27, 2009	December 31, 2008	December 31, 2007
	(unaudited)
Accounts payable	$8,476	$10,920	$11,602
Capital expenditures	31,188	36,717	24,817
Marketing and advertising	7,069	4,832	10,322
Interest	35,603	19,897	19,844
Compensation and benefits	22,837	27,301	32,826
Operating accruals	11,880	15,043	17,716
Consulting fees	4,940	4,443	4,464
Property and sales tax	14,168	1,972	2,301
Other	4,928	5,023	6,978

Total	$141,089	$126,148	$130,870

11. Related party transactions

Vivendi universal entertainment’s special fee

Under the terms of UCDP’s partnership agreement, a special fee is payable to Vivendi Universal Entertainment through Universal CPM equal to 5% of certain revenue, as defined, generated by Universal Studios Florida and Universal’s Islands of Adventure. The special fee amounted to approximately $25,569,000 (unaudited), $29,920,000 (unaudited), $38,675,000, $38,419,000 and $35,300,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007, and 2006. Interest expense incurred on the special fee, including the long term portion, was approximately $2,414,000 (unaudited), $4,190,000 (unaudited), $4,882,000, $7,541,000 and $7,164,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006.

Concurrent with the 2004 amendment to the senior secured credit facilities and the issuance of Holdings’ May 2010 notes, Vivendi Universal Entertainment and Blackstone entered into an agreement pursuant to which Blackstone acknowledged, as between the Partners, that the equity distribution condition to the payment of Universal’s Islands of Adventure special fees was satisfied. Accordingly, going forward, the special fee related to Universal’s Islands of Adventure can be paid if certain leverage ratios are met. These ratios were met as of UCDP’s fiscal quarter end dates throughout the period from 2006 to 2008 and at March 29, 2009 and June 28, 2009. In addition, Holdings purchased from Vivendi Universal Entertainment the right to receive from UCDP the most recently accrued $70,000,000 of deferred special fees relating to Universal’s Islands of Adventure for $70,000,000. Also, $50,000,000 of the next most recently accrued deferred special fees related to Universal’s Islands of Adventure and Universal Studios Florida was forgiven and treated as an equity contribution by both Vivendi Universal Entertainment and Blackstone. Pursuant to certain subordination aspects of the senior secured credit facilities and the April 2010 notes, the special fee may not be paid if there is an event of default (or to the knowledge of UCDP’s officers a default).

During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, UCDP paid total fees of approximately $24,800,000 (unaudited), $28,063,000 (unaudited), $39,304,000, $38,471,000 and $35,893,000, respectively, to Vivendi Universal Entertainment. The amount due to Vivendi Universal Entertainment as of September 27, 2009, December 31, 2008 and December 31, 2007 approximated $9,807,000 (unaudited), $8,861,000 and $8,967,000, respectively. The balances payable as of December 31, 2008 and 2007 were classified as current. In addition, at September 27, 2009, December 31, 2008 and December 31, 2007, UCDP had accrued $94,204,000 (unaudited), $91,967,000 and $87,608,000, respectively, related to the long-term portion of fees payable to an affiliate of Vivendi Universal Entertainment.

Distributions

UCDP paid distributions to Holdings of $59,554,000 (unaudited), $37,136,000 (unaudited), $117,880,000, $113,318,000, and $61,894,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006. Included in the amounts paid to Holdings during 2008, was $11,610,000 which was accrued as of December 31, 2007 as it related to the Partners’ expected payments of income taxes based on the Company’s financial results. This distribution is required per UCDP’s partnership agreement.

Other partner matters

Pursuant to a right of first refusal provision in an amended and restated partners’ agreement between Blackstone and Vivendi Universal Entertainment (the “partners’ agreement”), at any time after December 31, 2007, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Holding I and Holding II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and Holding II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell. If the other party declines the opportunity to purchase, the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party). If the interests in Holdings are not sold to a third party in connection with the marketing process, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the 90-day offer period, and during such period, the other party may agree to sell its ownership interest without restriction. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of Holdings being acquired by Blackstone, which could pose a number of risks to our business. UCDP licenses the right to use the “Universal” name and a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from the Universal License Parties. See “Business—Intellectual property.” Our right to use the “Universal” name in connection with Universal Orlando continues indefinitely at no cost to us until the latest of (i) 30 months after a change of control (as described in UCDP’s partnership agreement), (ii) 30 months after any termination of the WB Agreement prior to its scheduled expiration, or (iii) the expiration of the WB Agreement in accordance with its terms. Under the Universal License Agreement, a change of control is described as when (a) Universal CPM is no longer a wholly owned subsidiary of Universal Studios, Inc. (“USI”), Vivendi Universal Entertainment, or any of their respective affiliates, or (b) the Universal License Parties do not own any interest in us. A change of control under UCDP’s license agreements, such as Blackstone or a third party unaffiliated with the Universal License Parties acquiring all of the partnership interests in us, would not necessarily constitute a change of control under the indentures governing the April 2010 notes and Holdings’ May 2010 notes. If we are unable to use the “Universal” name, and if we are unable to partner with another similar, recognizable brand, the name recognition of our theme parks could be impaired.

Entry into a contribution agreement

Effective February 29, 2008, the Partners entered into a contribution agreement (“the 2008 Contribution Agreement”) with UCDP, allowing UCDP to request, through Holdings, cash contributions not to exceed a total of $50,000,000 to fund ongoing capital expenditure needs. The capital expenditures funded from such capital contributions will not count against the limitations on capital expenditures under UCDP’s senior secured credit agreement. In connection with the 2008 Contribution Agreement, Blackstone amended its loan with JPMorgan Chase Bank and another lender to allow for the capital contribution. During the year ended December 31, 2008, the Partners made cash contributions of $28,676,000 to UCDP through Holdings.

Reimbursement of UCDP’s manager’s costs

Vivendi Universal Entertainment provides UCDP with services relating to the management and operation of the theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of UCDP’s partnership agreement. These services include: blanket insurance coverage; creative design of new rides and attractions; procurement of merchandise; management of corporate sponsorship; shared services of a number of senior executives; and other miscellaneous services. These costs are allocated to UCDP by Vivendi Universal Entertainment. Insurance premiums are allocated based upon relative payroll, revenues and claims experience. Creative design labor is allocated based upon time spent on UCDP projects. Procurement of merchandise allocation involves the allocation of costs between international and domestic businesses and then among the domestic properties based upon proportionate share of retail revenues. Corporate sponsorship expenses are allocated in proportion to the share of corporate sponsorship revenues. Corporate sponsorship revenues are allocated to the business units that benefit from the sponsorship. Labor cost for shared senior executives is allocated based upon estimated time incurred. UCDP receives an allocation of other shared services provided based upon the relative number of transactions processed. Universal Parks & Resorts, a division of Vivendi Universal Entertainment that administers the allocations, has indicated to UCDP that their allocation methods are reasonable. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006, respectively, UCDP incurred approximately $16,200,000 (unaudited), $15,977,000 (unaudited), $21,064,000, $22,389,000 and $19,724,000 related to these services.

Advisory services agreements

UCDP has an Advisory Services Agreement (“Services Agreement”) in which the Partners provide UCDP with advisory and consulting services in connection with the ongoing strategic and operational oversight of UCDP’s affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. In connection with the Services Agreement, UCDP pays each Partner $1,250,000 annually. During the years ended December 31, 2008, 2007, and 2006, UCDP incurred $2,500,000 per year related to the Services Agreement, whereas during the nine months ended September 28, 2008 UCDP incurred $1,875,000 (unaudited). The Partners waived this fee for 2009. These amounts were included in other costs and operating expenses in the accompanying consolidated statements of operations.

Directors fees

In 2007, the Agreement of Limited Partnership of Universal City Development Partners, Ltd., was amended to add a provision which permits VUE and Blackstone to be reimbursed up to $125,000 each for payments made to their respective, appointed representatives to the Park Advisory Board, who function effectively as Directors of the Partnership. For the years ending December 31, 2008 and 2007, UCDP paid $250,000 per year under this amended provision. During the nine months ended September 28, 2008, UCDP incurred expenses of $188,000 (unaudited) related to this payment. The Partners waived this fee for 2009.

Transactions with UCF Hotel Venture

UCDP has a lease agreement with UCF Hotel Venture (“UCF HV”), an entity partially owned by Vivendi Universal Entertainment. The lease is for the land under three hotel sites and a common support facility, which requires lease payments based on a percentage of hotel revenue. UCF HV is also required to pay UCDP an additional ground rent based on UCF HV’s cash available after distributions to its partners, subject to an annual cap. The cash flow threshold was met during each of the years presented, therefore UCDP received additional rental revenue. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, respectively, UCDP recorded approximately $1,501,000 (unaudited), $7,580,000 (unaudited), $13,202,000, $13,598,000 and $10,802,000, related to hotel land lease revenue. These amounts are included in other operating revenues in the accompanying consolidated statements of operations.

Hotel guests may charge theme park passes, food and beverage and merchandise sold at IOA, USF and certain CityWalk venues to their hotel room account by presenting their room key. UCDP then collects this revenue by billing UCF HV. In addition, UCDP provides and is partially reimbursed for bus and boat transportation for hotel guests, maintenance of the related waterways and pedestrian walkways. Additionally, UCDP is reimbursed for costs incurred to market the hotels. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, respectively, total amounts received from UCF HV for these programs were approximately $10,108,000 (unaudited), $13,462,000 (unaudited), $17,061,000, $17,788,000 and $16,827,000.

Transactions with related theme parks

Vivendi Universal Entertainment owns the Wet ‘n Wild® water park in Orlando (“WNW”). UCDP participates in and manages a ticketing program, which permits customers to visit several local amusement parks on one ticket, including IOA, USF and WNW. Revenue is then shared among the participating amusement parks. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006, respectively, UCDP’s share of revenue from this ticketing program was approximately $23,296,000 (unaudited), $36,357,000 (unaudited), $41,297,000, $38,574,000 and $39,323,000. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006, respectively, WNW’s share of this ticketing program was approximately $6,093,000 (unaudited), $9,101,000 (unaudited), $10,395,000, $7,291,000 and $7,400,000.

Vivendi Universal Entertainment has entered into licensing arrangements for Universal theme parks in Singapore and Dubai, which will use our technology and schematics for various components on some of their rides. For the years ended December 31, 2008 and 2007, the Company received approximately $2,136,000 and $6,898,000, respectively, from these parks as capital reimbursements, and the Company received $2,054,000 (unaudited) and $2,136,000 (unaudited) during the nine months ended September 27, 2009 and September 28, 2008, respectively. No significant reimbursements were received during the year ended December 31, 2006.

Transactions with NBC universal and GE

UCDP realizes synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular advertising time on the NBC television network and other promotions. In response, NBC television and cable services receive visual identification in UCDP’s parks.

UCDP leases certain trailers and computer equipment through a subsidiary of GE. During the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007 and 2006, the cost of these leases was approximately $1,568,000 (unaudited), $774,000 (unaudited), $1,172,000, $191,000 and $176,000, respectively. These leases have multiple terms but in no case do they extend beyond 2011. The minimum future lease payments under the leases totaled approximately $3,522,000 as of December 31, 2008.

Starting in 2008, UCDP began to participate in the V Payment program with GE, which allows UCDP to directly pay certain vendors through a credit card issued by GE. UCDP then reimburses GE monthly for all such charges. The total amount of these payments during the nine months ended September 27, 2009 and September 28, 2008, and the year ended December 31, 2008 was approximately $4,273,000 (unaudited), $16,703,000 (unaudited), and $21,500,000. As of March 2009, GE no longer participates in this program. UCDP has also entered into a sponsorship agreement with GE Money Bank.

Receivables from related parties

Receivables from related parties are comprised of the following amounts (in thousands):

	September 27, 2009	December 31, 2008	December 31, 2007
	(unaudited)
UCF HV	1,534	6,743	2,667
Cineplex	211	13	533
Uniman LLC	141	11	456
Other	268	722	1,268

Total	$2,154	$7,489	$4,924

12. Retirement plan

UCDP has a defined contribution plan (the “Contribution Plan”) covering all eligible employees. Participation in the Contribution Plan is voluntary. Salaried employees of UCDP are eligible to participate upon their date of hire. Nonexempt employees are eligible to participate in the Contribution Plan upon the accumulation of 1,000 hours of service and may enroll any time after the first Contribution Plan Entry Date (January 1, April 1, July 1 or October 1) that coincides with or immediately follows the date upon which the employees become eligible. UCDP provides a discretionary matching contribution equal to 100% up to the first 3% of compensation and 50% of all participant contributions up to the next 2%. Employee and employer contributions are 100% vested immediately. Total contributions made by UCDP under the Contribution Plan were approximately $3,325,000 (unaudited), $3,627,000 (unaudited), $4,686,000, $4,189,000 and $3,853,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008, and the years ended December 31, 2008, 2007, and 2006.

13. Commitments and contingencies

Consultant agreement

UCDP has an agreement (the “Consultant Agreement”) with a Consultant (as defined in Management’s Discussion and Analysis of Financial Condition and Results of Operations) under which UCDP pays a fee for consulting services and exclusivity equal to a percentage of UCDP’s gross revenues from the attractions and certain other facilities owned or operated, in whole or in part, by UCDP. The accompanying consolidated statements of operations include consulting fee expense under the Consultant Agreement of approximately $13,000,000 (unaudited), $15,187,000 (unaudited), $19,630,000, $19,577,000 and $18,108,000, respectively, during the nine months ended September 27, 2009 and September 28, 2008 and the years ended December 31, 2008, 2007, and 2006.

Under the terms of the Consultant Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and/or television themed attractions owned or operated, in whole or in part, by UCDP, or any of UCDP’s partners or any of their affiliates, other than in Universal City, California. At present, the only theme park which is a comparable project under the Consultant Agreement is Universal Studios Japan. The Consultant may also be entitled to participate in certain sales of equity by the Company’s partners and to participate in certain real estate development activities of the Company’s partners or their affiliates. USI has guaranteed UCDP’s obligations under the Consultant Agreement for the benefit of the Consultant, and Vivendi Universal Entertainment has assumed USI’s obligations under that guarantee. Accordingly, fees with respect to Universal Studios Japan are paid by an affiliate of Vivendi Universal Entertainment and are not paid by UCDP. The unpaid fees related to Universal Studios Japan were approximately $4,419,000 (unaudited), $4,929,000 and $4,202,000, respectively, as of September 27, 2009, December 31, 2008 and December 31, 2007. These amounts were subsequently paid. Vivendi Universal Entertainment has indemnified UCDP against any liability under the Consultant Agreement related to any comparable project that is not owned or controlled by UCDP.

Although the agreement has no expiration date, starting in June 2010, the Consultant has the right, upon 90 days’ notice, to terminate the periodic payments under the Consultant Agreement and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that have been open at that time for at least one year, which fair market value could be significant. If the Consultant exercises the option and the parties cannot agree on the fair market value of the buyout option, the fair market value will be determined by binding appraisal. Due to uncertainties in the amount and timing of such a cash payment and the Company’s ability to make such a cash payment, the Company’s ability to refinance its senior secured credit agreement and the April 2010 notes, and the Company’s ability to incur future indebtedness, could be adversely impacted by this right of the Consultant.

Litigation

2008 Assessments

On December 5, 2008, UCDP filed complaints in state circuit court challenging the 2008 assessments by the Orange County Property Appraiser (the “Property Appraiser”) of certain real and tangible personal property owned by UCDP. On February 2, 2009, the Property Appraiser answered the complaints and also moved to dismiss the discriminatory assessment counts asserted by UCDP. UCDP paid the full assessments with respect to the 2008 real and personal property on November 26, 2008.

2007 Assessments

On September 18, 2007, UCDP filed petitions to the Orange County Value Adjustment Board (“VAB”) seeking review and adjustment of the 2007 assessments by the Property Appraiser of certain real and tangible personal property owned by UCDP. The Special Magistrates recommended that UCDP’s petitions be denied as to the Universal Studios Florida (“USF”) and Universal’s Islands of Adventure (“UIOA”) tangible personal property and real property and recommended that the assessment as to UCDP’s parking garages be reduced. The VAB approved and adopted the Special Magistrates’ recommendations on February 26, 2008. On April 24, 2008, UCDP filed complaints challenging these assessments in state circuit court. On June 4, 2008, the Orange County Tax Collector (the “Tax Collector”) answered the complaints. On June 16, 2008, the Property Appraiser answered the complaints. Both the Property Appraiser and the Tax Collector also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2007 assessments of the parking garages with a similar complaint that UCDP filed involving the 2006 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. In addition, the Property Appraiser and Tax Collector have filed a Joint Motion for Summary Judgment as to Count I of UCDP’s complaint involving its tangible personal property. UCDP paid the full assessment with respect to the 2007 real and personal property on November 30, 2007.

2006 Assessments

In the second quarter of 2007, UCDP received and recorded a refund of approximately $1.0 million (the “2006 Refund”) with respect to an adjustment of the 2006 assessments by the Property Appraiser reducing the assessed property values of certain real and tangible personal property owned by UCDP.

Meanwhile, on April 17, 2007, the Property Appraiser filed a complaint in state circuit court challenging the reduced 2006 tangible personal property assessments. On May 16, 2007, UCDP filed two complaints challenging the Property Appraiser’s 2006 assessments for (i) real property at USF and UIOA, and for (ii) UCDP’s parking garages. The Property Appraiser and the Tax Collector answered UCDP’s complaints and also moved to dismiss UCDP’s discriminatory assessment claims. On November 12, 2008, the court consolidated UCDP’s complaint involving the 2006 assessments of the parking garages with a similar complaint that UCDP filed involving the 2007 assessments. On February 11, 2009, the court granted the defendants’ motions to dismiss the discriminatory assessment count in UCDP’s complaint involving the parking garages, and it granted UCDP leave to amend that count. On March 16, 2009, UCDP filed its amended complaint.

Back assessments

On December 21, 2006, the Property Appraiser concluded an audit of UCDP’s 2003, 2004 and 2005 tangible personal property returns, asserting that UCDP underreported its tangible personal property in each of those years. The Property Appraiser issued back assessments resulting in back taxes, interest and penalties being charged by the Tax Collector. On February 19, 2007, UCDP filed a complaint in state circuit court challenging the legality of the back assessments and seeking other relief. On April 25, 2007, the Court dismissed the portions of UCDP’s complaint pertaining to the back assessments on UIOA, and it also dismissed UCDP’s due process claim. On May 14, 2007, UCDP re-filed the complaint (“UCDP’s Re-filed Back Assessment Complaint”) as to IOA. On February 15, 2008, the court denied the Property Appraiser’s motion to dismiss UCDP’s Re-filed Back Assessment Complaint. The Property Appraiser and Tax Collector appealed the denial of the dismissal of UCDP’s Re-filed Back Assessment Complaint. UCDP opposed the appeal, and on July 3, 2008, the Court denied the appeal.

Other

The Company is threatened with or involved in various other legal actions and claims incidental to the conduct of its business. Management does not expect these legal actions and claims to have a material impact to the Company’s results of operations, financial position or cash flows.

14. Land sales

From time to time, UCDP sells portions of its non-strategic land that is not required to support its long-term growth plans.

In June 2007, UCDP sold 2 acres of land. The cost basis of the land approximated $300,000. In connection with this sale, UCDP recorded a gain of approximately $2,776,000 during the year ended December 31, 2007.

In December 2006, UCDP sold 4 acres of undeveloped land. The cost basis of the land approximated $845,000. In connection with this sale, UCDP recorded a gain of $5,195,000 during the year ended December 31, 2006. As part of the transaction, UCDP received a promissory note from the buyer in the amount of $4,890,000, which was repaid during 2007.

15. Quarterly data (unaudited)

UCDP’s quarterly results are subject to seasonal variations. UCDP’s quarterly financial data is as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2008
Operating revenues	$207,305	$241,868	$262,317	$211,862
Operating income	24,317	44,659	71,609	39,846
Net income attributable to the Partners	1,096	20,236	46,910	7,498

2007
Operating revenues	$186,593	$260,577	$266,685	$217,988
Operating income	9,039	60,423	80,658	40,678
Net (loss) income attributable to the Partners	(18,514)	36,312	57,274	16,816

The quarterly results above were impacted by the following discrete transactions:

(1)
Amounts related to 2008 operating revenues were adjusted from that previously filed on Form 10-Q due to reclassifications of certain revenues attributable to UPRV. This had no impact on operating income or net income.

(2)	During the fourth quarter of 2008, UCDP recorded a loss of $5,200,000 related to its interest rate swaps which became ineffective. (see note 6).

(3)	During the second quarter of 2007, UCDP recorded a gain of $2,776,000 related to a land sale. (see note 14).

16. Events subsequent to date of auditor’s report (unaudited)

In April 2009, the Company paid distributions to the Partners totaling $33,368,000 for their expected payments of income taxes based on the Company’s financial results. These distributions are required per the UCDP partnership agreement. Additionally, the Company made other distributions to Holdings of $26,186,000 during the nine months ended September 27, 2009.

In June 2009, the Company settled all of the property tax assessment disputes described in note 13 for an amount that is not material to its financial statements. The description of these disputes in note 13 is provided solely as historical background information.

On October 20, 2009, the Company announced that it amended the Consultant Agreement (the “2009 Amendment”). Under the prior Consultant Agreement, starting in June 2010, the Consultant had the right, upon 90 days notice, to terminate the Company’s obligation to make periodic payments thereunder and receive instead one cash payment equal to the fair market value of the Consultant’s interest in the revenue streams in the Orlando parks and any comparable projects that were open at that time for at least one year (the “Put Payment”). Under the terms of the 2009 Amendment, the earliest exercise date for the Put Payment is June 2017. If the Put Payment is exercised, the Consultant will be precluded from competing or consulting with another theme park for a period of five years after exercise and allows the Company the right to use ideas generated during the term of the Consultant Agreement without further payment. In addition, the 2009 Amendment established a formula-based method that includes a risk premium of 6.5% with respect to the Orlando parks to determine the amount of the Put Payment and modified terms related to comparable projects so that in addition to the existing comparable park, the four contemplated comparable parks are vested immediately for purposes of the quarterly consulting fee payments but each such contemplated comparable park must still be open for at least one year at the time the Put Payment is exercised in order for such project to be included in the Put Payment. The 2009 Amendment also provides the Consultant a second-priority lien over UCDP’s real and tangible personal property to secure the Company’s periodic and one-time payment obligations and caps the Company’s ability to incur secured borrowings to an amount equal to the greater of $975 million and 3.75x UCDP’s EBITDA (as defined in the senior secured credit facilities). In connection with the 2009 Amendment, NBC Universal, Inc. will guarantee the Company’s obligations under the Consultant Agreement and the Company amended its partnership agreement to increase the special fee paid to VUE thereunder through 2017 from 5.0% to 5.25%. The effectiveness of the 2009 Amendment, the related guarantee and the amendment to the Company’s partnership agreement are each subject to certain conditions, including consent of the requisite lenders under the Company’s existing senior secured credit facilities.

On October 22, 2009, our partners entered into an amendment to the second amended and restated partners’ agreement (the “Partners’ Amendment”) that will become effective upon either (i) the date on which the requisite lenders under Universal City Development Partners, Ltd.’s (“UCDP”) senior secured credit facilities shall have consented to permit the actions contemplated by the amendment and any related actions or (ii) the date on which UCDP’s senior secured credit facilities shall be amended on terms that permit the actions contemplated in the amendment and any related actions (such date, the “Effective Date”). Pursuant to a right of first refusal provision in the Partners’ Agreement, as so amended, if either Blackstone or Vivendi Universal Entertainment desires to sell its ownership interest in Universal City Florida Holding Co. I and Universal City Florida Holding Co. II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II. The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell (the “Initial Offer Period”). If the non-offering partner declines the opportunity to purchase, for offers made after the first anniversary of the effective date of a credit agreement expected to be entered into among Blackstone and certain specified lenders (the “Anniversary Date”), the offering party has the right to market both parties’ interest in Holdings to third parties, and both parties are required to sell their interests if a third party offers a price that is at least 90% of the price for both parties’ interests that is imputed from the offer made by the first party to the second party (i.e., as long as Vivendi Universal Entertainment and Blackstone each own 50% of Holdings, then both parties are required to sell to a third party that offers at least 180% of the price quoted by either party to the other party) (such third-party sale option, the “Drag-Along Option”). If the interests in Holdings are not sold to a third party pursuant to the Drag-Along Option by the earlier of the date that is 270 days from the end of the Initial Offer Period and the date on which both the offering party and the other party agree in writing to abandon the third party sale, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the Initial Offer Period, and during such year, the other party may agree to sell its ownership interest without being subject to the offer provisions in the Partners’ Agreement (such sale right, the “Unrestricted Resale”). The Drag-Along Option and the Unrestricted Resale will not be effective until the first anniversary of the Anniversary Date.

Subsequent events were evaluated through October 22, 2009 for the balance sheet date as of September 27, 2009 and for the periods ended September 27, 2009. October 22, 2009 is also the issuance date of the financial statements.

17. Comprehensive Income (Loss) (unaudited)

	Nine months ended
	September 27, 2009	September 28, 2008
Net Income	$47,925	$70,126
Amortization of accumulated other comprehensive loss from interest rate swaps previously designated as hedges	3,464	—
Change in fair value of interest rate swaps designated as hedges	—	(32)

Comprehensive income	51,389	70,094
Less: comprehensive income attributable to the noncontrolling interest in UCRP	1,409	1,882

Comprehensive income attributable to the Partners	$49,980	$68,212